Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

MCN ENERGY ENTERPRISES, LLC

AS SELLER

AND

ATLAS BARNETT, LLC,

AS BUYER

November 19, 2012

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EXHIBITS AND SCHEDULES

Exhibit A	Procedure for Title Defects and Environmental Defects
Exhibit A-1	Allocated Value
Exhibit B	Escrow Agreement

Schedule 1.1(a)	Initial Working Capital
Schedule 1.1(b)	Preferential Rights and Third Party Consents
Schedule 2.3(a)(v)	Special Adjustments
Schedule 2.6	Allocation of Final Purchase Price
Schedule 3.3	Subsidiaries
Schedule 3.5	No Violation or Conflict
Schedule 3.6	Contracts
Schedule 3.7	Compliance with Law
Schedule 3.8	Litigation
Schedule 3.9	Taxes
Schedule 3.10	Environmental Matters
Schedule 3.13	Financial Statements
Schedule 3.15	Seller’s Security
Schedule 3.17	Oil and Gas Contracts
Schedule 3.18	Oil and Gas Properties
Schedule 3.19	Affiliate Transactions
Schedule 4.3	No Violation or Conflict
Schedule 5.1	Conduct of Business
Schedule 5.8	Computer Data
Schedule 5.11	Transition Services

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into to be effective as of November 19, 2012, by and between MCN Energy Enterprises, LLC, a Michigan limited liability company (“Seller”) and Atlas Barnett, LLC, a Texas limited liability company (“Buyer”), and Atlas Resource Partners, L.P., a Delaware limited partnership and parent of Buyer (“Buyer Parent”). Seller, Buyer and Buyer Parent may each be referred to herein as a “Party” and together as the “Parties.”

RECITALS

A. Seller owns one hundred percent (100%) of the outstanding limited liability company interests (the “Membership Interests”) in DTE Gas Resources, LLC, a Michigan limited liability company (the “Company”).

B. The Company owns the Company Assets, a portion of which are located in the Texas counties of Bosque, Clay, Cooke, Denton, Erath, Hood, Jack, Hill, Palo Pinto, Parker, Tarrant, and Wise (the “Business”).

C. Seller desires to sell, and Buyer desires to acquire, the Business by the acquisition of all of the Membership Interests on the terms and under the conditions set forth in this Agreement.

NOW THEREFORE, the Parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, agree as set forth below:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified:

“Action” means any action, claim, suit, litigation, arbitration or governmental investigation.

“Adjustments” means collectively the Distribution Adjustment, the Contribution Adjustment, the Intercompany Indebtedness Adjustment, the Special Adjustments, the TSA Adjustment and the Defect Adjustment.

“Affiliate” has the meaning established in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Agreement, together with the Exhibits and Schedules, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Allocated Value” means the monetary amount allocated to Seller’s interest in each Oil and Gas Lease and each Well as set forth on Exhibit A-1 for the purpose of determining Title Defect Amounts and Environmental Defect Amounts.

“Arbitration Demand” is defined in Section 8(a) of Exhibit A.

“Basket” is defined in Section 8.5(a).

“Books and Records” means, in whatever form or media expressed, all books, records, files or copies thereof, in the Company’s possession relating directly to the Business, including, without limitation, geological plats, surveys, maps, cross sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and all related matters; division of interest records, division orders, lease files, and all land/property related contracts (including but not limited to joint operating agreements, farmout agreements, term assignments, rights-of-ways and easements and all other surface use related agreements), title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, gas balancing information and all other marketing information; all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer, but excluding all Tax Returns except to the extent such Tax Returns include information about the Seller or its Affiliates.

“Business” is defined in the Recitals.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are closed.

“Buyer” is defined in the opening paragraph.

“Buyer Claim” means a claim for indemnification by Buyer pursuant to Section 8.2(b).

“Buyer Claim Notice” is defined in Section 8.2(b).

“Buyer Indemnified Party” is defined in Section 8.2(a).

“Buyer Parent” is defined in the opening paragraph.

“Buyer’s Sales Price Notice” is defined in Section 2.6.

“Closing” is defined in Section 2.5(a).

“Closing Date” is defined in Section 2.5(a).

“Closing Date Balance Sheet” is defined in Section 2.3(c).

“Closing Estimate” is defined in Section 2.3(b).

“Closing Statement” is defined in Section 2.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals.

“Company Assets” means all the assets and properties of the Company, tangible and intangible, real, personal and mixed, excluding only such assets and properties which are sold or otherwise disposed of in the ordinary course of the Company’s business, or as otherwise sold, transferred or disposed of in accordance with this Agreement.

“Company Financial Statements” is defined in Section 3.13.

“Contribution Adjustment” is defined in Section 2.3(a)(iii).

“Cure Employees” is defined in Section 7.3.

“Cure Period” is defined in Section 7(a) of Exhibit A.

“Current Assets” means and shall include all cash, cash equivalents, short-term investments, any accrued revenue associated with accounts receivable, oil in tanks, inventory equipment, and all other current assets of the Company as reflected on the financial statements of the Company on the date of determination, and in each case determined consistently with the past practices of the Company; provided that, as used in this Agreement, Current Assets shall not include Income Tax assets, margin receivables, or receivables owing from Seller or any Affiliate of Seller.

“Current Liabilities” means and shall include all accounts payable and accrued expenses and liabilities as reflected in the financial statements of the Company as of the date of determination, and in each case determined consistently with the past practices of the Company; provided that, as used in this Agreement, Current Liabilities shall not include Income Tax liabilities, margin payables, or payables or other indebtedness owing to Seller or any Affiliate of Seller.

“Defect Adjustment” is defined in Section 2.3(a)(vii).

“Defect Basket” is defined in Section 9 of Exhibit A.

“Defensible Title” is defined in Section 5(b) of Exhibit A.

“Dispute Notice” is defined in Section 2.3(d).

“Disputed Amounts” is defined in Section 2.3(d).

“Distribution Adjustment” is defined in Section 2.3(a)(ii).

“Effective Date” is defined in Section 2.7.

“Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, and any other severance, salary continuation, bonus, incentive, equity, deferred compensation or similar plan, contract, program, fund or arrangement of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated).

“Environmental Defect” means:

(a) any violation of, or condition or circumstance giving rise to liability under, any Environmental Law on any of the Properties, or which arises from the ownership, record keeping, construction, maintenance, repair or operation thereof; or

(b) any condition or circumstance with respect to any of the Properties or the ownership, record keeping, construction, maintenance, repair or operation thereof, which could (without notice or the lapse of time or both) result in or give rise to, an Environmental Defect; and

(c) in either of case clause (a) or (b), above, that is reasonably expected to reduce the value of the affected Property by more than $25,000, result in a civil penalty or fine of more than $25,000 or require more than $25,000 to cure or otherwise remediate.

“Environmental Defect Amount” is defined in Section 6 of Exhibit A.

“Environmental Defect Arbitrator” is defined in Section 8(a) of Exhibit A.

“Environmental Defect Notice” is defined in Section 2 of Exhibit A.

“Environmental Defect Property” is defined in Section 4 of Exhibit A.

“Environmental Laws” means any and all Laws relating to public health, the prevention of pollution, remediation of contamination, protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), protection of natural resources, and restoration of environmental quality, including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls, oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes, in each of the foregoing as in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among Seller, Buyer and Escrow Agent, to be effective as of the Closing Date, substantially in the form attached hereto as Exhibit B.

“Examination Period” is defined in Section 1(a) of Exhibit A.

“Final Closing Statement” is defined in Section 2.3(d).

“Final Purchase Price” is defined in Section 2.1.

“Fundamental Representations” is defined in Section 8.1(b).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of this Agreement.

“GAAP Financial Statements” is defined in Section 3.13.

“Governmental Authority” means any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

“Guaranty” is defined in Section 10.1.

“Hazardous Substances” means any substance or material which, if present in the environment would, under applicable law, require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive, dangerous, or otherwise regulated by, or form the basis for liability under, any Environmental Laws, including but not limited to, any polluting substances, hazardous wastes under RCRA, hazardous substances under CERCLA, toxic substances under TSCA, hazardous materials under HMTA, or any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Laws.

“Hedge” or “Hedges” means any future, forward, derivative, swap, collar, put, call, cap, option or other similar contract, whether oral or written and whether settled physically or financially that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which the Company is bound.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances produced therewith, extracted, separated, processed and produced therefrom.

“Income Tax” means Taxes determined on the basis of income or gross receipts, including income and similar taxes, such as taxes denominated as “franchise taxes” that are determined solely on the basis of income or gross receipts.

“Indemnifying Party” is defined in Section 8.4.

“Initial Adjustments” is defined in Section 2.3(b).

“Initial Purchase Price” is defined in Section 2.1.

“Initial Working Capital” means Working Capital as of September 30, 2012 as set forth on Schedule 1.1(a).

“Intercompany Indebtedness Adjustment” is defined in Section 2.3(a)(iv).

“Knowledge of Buyer” means the actual knowledge of Daniel Herz, Mark Schumacher, and William Ulrich on the date of this Agreement or on the Closing Date.

“Knowledge of Seller” means (i) the actual knowledge of Steven Prelipp and Lance Sheehy and (ii) the knowledge that such Persons would obtain in the course of prudent operation and management of the Company.

“Laws” means any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.

“Liabilities” is defined in Section 3.12.

“Losses” is defined in Section 8.2(a).

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition, or fact (each an “Event”) (whether or not foreseeable or known as of the date of this Agreement) affecting the Business, condition (financial or other), capitalization, assets, liabilities, or results of operations of the Company, taken as a whole, that, individually or in the aggregate, has resulted in or given rise to, or would reasonably be expected to result in or give rise to, a material adverse effect or change in the Company other than any material adverse effect (i) relating to the economy or securities markets in general, (ii) resulting from any Title Defect or Environmental Defect, (iii) resulting from international, national, state, regional or local economic conditions, (iv) resulting from an adverse change in financial or banking markets generally, (v) affecting the oil and gas or energy industry generally, such as fluctuations in the price of oil or gas, or (vi) resulting from the execution or performance of this Agreement or the announcement thereof so long as any of such general changes do not adversely affect Seller or the Company in a materially disproportionate manner relative to other similarly situated participants in the oil and gas or energy industry in Texas.

“Material Agreements” is defined in Section 3.6.

“Maximum Indemnity Amount” is defined in Section 8.5(a).

“Membership Interests” is defined in the recitals.

“Net Intercompany Indebtedness” means the sum of the Company Financial Statement line items titled “Accounts Receivable (A/R) – Affiliates”, “Accounts Payable – Affiliate”, and “Notes Payable (to DTE)”, and any other similar titled accounts.

“Net Mineral Acre” means the number of gross acres of minerals under a tract of land covered by an oil, gas and/or mineral lease multiplied by the percentage of minerals covered by such oil, gas and/or mineral lease, multiplied by the working interest percentage Seller owns in such oil, gas and/or mineral lease. By way of example, Seller shall own fifty (50) Net Mineral Acres in an oil, gas and/or mineral lease (i) which covers one hundred (100) acres, (ii) which covers fifty percent (50%) of the minerals under said one hundred (100) acres, and (iii) of which Seller owns one hundred percent (100%) of the working interest.

“Net Revenue Interest” means with respect to any Well, Oil and Gas Lease or unit, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Well, Oil and Gas Lease or unit, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“NORM” is defined in Section 8.8(c).

“Obligations” is defined in Section 10.1.

“Oil and Gas Lease” means oil, gas or mineral (other than coal) leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals (other than coal), contractual rights to acquire any such of the foregoing interests which have been earned by performance, and fee mineral, royalty and overriding royalty interests, net profits interests, production payments and other interests payable out of Hydrocarbon production, in each case, in which the Company has an interest.

“Oil and Gas Fixtures, Facilities, and Equipment” means Wells, tubing, casing, downhole equipment, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering lines, gathering systems, central production facilities, fixtures, machinery and equipment and all other personal property and fixtures used on or in connection with the operation of the Oil and Gas Properties.

“Oil and Gas Contracts” is defined in Section 3.17(a).

“Oil and Gas Property” or “Oil and Gas Properties” means all right, title and interest of the Company in and to (i) the Oil and Gas Leases, (ii) Wells located on the Oil and Gas Leases, and (iii) Oil and Gas Fixtures, Facilities, and Equipment.

“Party” is defined in the opening paragraph.

“Permits” means all written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, for the conduct of the Company’s business.

“Permitted Encumbrances” means (i) liens for Taxes which are not yet due and payable or which are being contested in good faith, (ii) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties or Oil and Gas Contracts, which obligations are not yet due and pursuant to which the Company is not in default, (iii) mechanic’s and materialmen’s liens relating to the Oil and Gas

Properties, which obligations are not yet due and pursuant to which the Company is not in default, (iv) minor defects and irregularities in title or other restrictions on the use or ownership of property (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, Oil and Gas Contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent operators of oil and gas properties in the Fort Worth basin and do not decrease the Net Revenue Interest set forth on Schedule 3.18(f)(i), increase the Working Interest (without a proportionate increase in the corresponding Net Revenue Interest) set forth on Schedule 3.18(f)(i) or materially affect the value of any property encumbered thereby, (v) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance, (vi) preferential rights to purchase and required third party consents to assignments and similar agreements to the extent not triggered by the transactions contemplated by this Agreement and, to the extent set forth on Schedule 1.1(b), such preferential rights and consents and similar agreements which are triggered by the transactions contemplated by this Agreement, (vii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Oil and Gas Properties to the extent such matters do not materially interfere with operations on the Oil and Gas Properties, (viii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Oil and Gas Properties in any manner, and all applicable laws, rules and orders of any Governmental Authority, and (ix) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

“Person” means any individual, partnership, joint-stock company, joint venture, corporation, limited liability company, trust, unincorporated organization, or other entity, or a Governmental Authority or subdivision thereof.

“Post-Closing Curable Defects” is defined in Section 2.4.

“Post-Closing Defect Escrow Amount” is defined in Section 2.4.

“Preliminary Financial Statements” is defined in Section 3.13.

“Pre-Closing Period” is defined in Section 7.1(b).

“Properties” means the lands associated with and subject to the Oil and Gas Leases to the extent, and only to the extent, that the Company has made use of such lands in connection with the exploration of drilling for, or production of, hydrocarbons under the terms of the Oil and Gas Leases.

“Property Taxes” is defined in Section 7.1(f)(iii).

“Referral Firm” is defined in Section 2.3(e)(i).

“Replacement Lease” is defined in Section 11 of Exhibit A.

“Schedules” is defined in the introduction to Article III.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the opening paragraph.

“Seller Claim” means a claim to indemnification by Seller pursuant to Section 8.3(b).

“Seller Claim Notice” is defined in Section 8.3(b).

“Seller Indemnified Party” is defined in Section 8.3(a).

“Seller Marks” is defined in Section 7.4.

“Seller’s Security” is defined in Section 3.15.

“Special Adjustments” is defined in Section 2.3(a)(vi).

“Tax Adjustment” is defined in Section 7.1(f)(ii).

“Tax Returns” shall mean any report, return, claim for refund, declaration or other information return, including any schedule, attachment or amendment thereto, required to be filed or submitted to any Governmental Authority or taxing authority, foreign or domestic, with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, payments in lieu of taxes, and other charges or assessments of any kind (together with any and all interest, fines, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, foreign or domestic, whether disputed or not, including, without limitation: (i) taxes or other charges on or with respect to income (whether denominated as alternative minimum tax, add-on minimum, gross margin or otherwise), franchises, windfall or other profits, gross receipts, premium, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment, disability or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, severance or gains taxes; (iii) license, registration and documentation fees; (iv) customs’ duties, tariffs and similar charges; and (v) any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person including any liability as a result of being a member of an affiliated, consolidated, combined or unitary group or any arrangement whereby liability for payment of such amount was determined with reference to the liability of any other Person (including under Treasury Regulations Section 1.1502-6 (or any similar or comparable provision).

“Texas Margin Tax” is defined in Section 7.1(c)(i).

“Title Defect” is defined in Section 5(a) of Exhibit A.

“Title Defect Amount” is defined in Section 6 of Exhibit A.

“Title Defect Arbitrator” is defined in Section 8(a) of Exhibit A.

“Title Defect Notice” is defined in Section 2 of Exhibit A.

“Title Defect Property” is defined in Section 4 of Exhibit A.

“Transition Service Employees” is defined in Section 7.3.

“TSA Adjustment” is defined in Section 2.3(a)(vi).

“Well” means a well drilled for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, associated with the Company’s interest in any Oil and Gas Lease or lands pooled therewith.

“Working Capital” means the amount equal to the difference of Current Assets minus Current Liabilities.

“Working Interest” means the interest in and to a Well, Oil and Gas Lease or unit that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, Oil and Gas Lease or unit, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

1.2 Construction.

(a) All Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules, and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, and all words in the plural number shall extend to and include the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” mean “including without limitation,” “shall” and “will” have equal force and effect, the words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1 Purchase and Sale. Buyer and Seller hereby agree that upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Membership Interests, for a purchase price equal to $255,000,000 (the “Initial Purchase Price”), as such amount shall be adjusted in accordance with Section 2.3 (such adjusted amount, the “Final Purchase Price”).

BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS ON, AND DISCLAIMERS OF, WARRANTIES AND REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT, INCLUDING THE PROVISIONS OF SECTION 8.8, ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE MEMBERSHIP INTERESTS.

2.2 Reserved.

2.3 Initial Purchase Price Adjustments.

(a) The Initial Purchase Price shall be increased or decreased, as the case may be, on a dollar for dollar basis as follows:

(i) decreased by the amount of Initial Working Capital;

(ii) decreased by the amount of cash or cash equivalents of the Company distributed by the Company from and after the Effective Date until Closing (which, for the avoidance of doubt, will include any dividend or other distribution payable in cash) (the “Distribution Adjustment”);

(iii) increased by the amount of cash or cash equivalents contributed to the Company from and after the Effective Date until Closing by the Company’s parent or any of its Affiliates (the “Contribution Adjustment”);

(iv) increased to the extent that the amount of Net Intercompany Indebtedness immediately prior to the settlement thereof at Closing is greater than the amount of Net Intercompany Indebtedness at the Effective Date, or decreased to the extent that the amount of Net Intercompany Indebtedness immediately prior to the settlement thereof at Closing is less than the amount of Net Intercompany Indebtedness at the Effective Date (the “Intercompany Indebtedness Adjustment”);

(v) increased or decreased, as applicable, by the adjustments described at Schedule 2.3(a)(v) attached hereto (the “Special Adjustments”);

(vi) increased, by the amount of $1,050,000 as payment for services to be provided under the Transition Services Agreement (the “TSA Adjustment”); and

(vii) decreased by the aggregate amount of Title Defect Amounts and Environmental Defect Amounts in accordance with the procedures in Exhibit A and Section 2.4 (collectively the “Defect Adjustment”).

Each Adjustment shall be determined without duplication of any amounts included in another Adjustment hereunder.

(b) No less than two (2) Business Days before the scheduled Closing Date, Seller shall deliver to Buyer in writing its good faith estimate of the Adjustments as determined as of the Closing Date (the “Initial Adjustments”), together with its calculation of the Initial Adjustments in reasonable detail (the “Closing Estimate”).

(c) On or before the date that is forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a closing balance sheet of the Company (the “Closing Date Balance Sheet”) and a statement (a “Closing Statement”) setting forth calculations of each of (i) the Distribution Adjustment, (ii) the Contribution Adjustment, (iii) the Intercompany Indebtedness Adjustment, (iv) the Special Adjustments, (v) the Defect Adjustment for Title Defects and Environmental Defects resolved as of the Closing Date and (vi) the resulting Final Purchase Price (subject to any unresolved Post-Closing Curable Defects, as defined below), each of which is to be prepared in accordance with the Company’s past accounting practices, including the calculation of the Initial Working Capital. Seller shall reasonably cooperate with Buyer in the preparation of the Closing Statement and provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected in the Closing Statement.

(d) The Closing Statement shall become final and binding upon the Parties on the date that is thirty (30) days following delivery thereof by Buyer unless Seller gives written notice of its bona fide disagreement (“Dispute Notice”) to Buyer prior to such date, in which case such Closing Statement (as revised in accordance with clause (e) below, if applicable) shall become final and binding on the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Dispute Notice or (ii) the date upon which any dispute regarding the Closing Statement is decided by the Referral Firm, as defined in clause (e) below (“Final Closing Statement”). Any Dispute Notice shall specify in reasonable detail the item, dollar amount, and basis of any disagreement asserted (“Disputed Amounts”).

(e)

(i) During the thirty (30) days following the date upon which Buyer receives a Dispute Notice, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to matters specified in the Dispute Notice. If at the end of such thirty (30) day period (or earlier by mutual agreement) Buyer and Seller have not reached agreement on all such matters, Buyer and Seller may mutually agree to extend in writing the time to resolve any differences that they may have with respect to the matters specified in the Dispute Notice. In the absence of any such extension or upon the termination of any such extension without any additional extensions, either Party may submit any remaining Disputed Amounts to a recognized independent accounting firm reasonably agreed to by the Parties in writing (the “Referral Firm”) for review and resolution.

(ii) Not more than fifteen (15) days after the Parties have agreed upon the Referral Firm, each Party shall submit to the Referral Firm any supporting materials and calculations with regard to any Disputed Amounts in the Closing Statement. The Referral Firm shall review such Disputed Amounts in the Closing Statement and the supporting materials and calculations and determine the final adjustments with respect thereto, other than adjustments determined under the mechanism regarding Title Defects and Environmental Defects set forth in Exhibit A. With respect to any Disputed Amounts under this Agreement to be resolved by the Referral Firm, neither the Referral Firm nor any Person employed by the Referral Firm will interpret the provisions of this Agreement unless otherwise agreed by Seller and Buyer. With respect to any Disputed Amounts for which interpretation of this Agreement is required, and for which Buyer and Seller cannot agree on such interpretation, such interpretation of the Agreement shall be submitted to arbitration in a similar manner as set forth in Section 8 of Exhibit A regarding Title Defects and Environmental Defects.

(iii) The Referral Firm shall render a decision resolving the matters within thirty (30) days thereafter, unless the Parties reach prior agreement and withdraw the dispute from the Referral Firm. At the time the Referral Firm renders its decision, it shall provide a written statement of findings and conclusions regarding the Closing Statement and any disputed amounts set forth therein and shall issue a Final Closing Statement reflecting such decisions.

(iv) The decision of the Referral Firm shall be final and binding on the Parties. The fees and expenses of the Referral Firm shall be paid equally by Buyer and Seller. The fees and disbursements of Seller’s independent advisors incurred in connection with the Closing Statement shall be borne by Seller, and the fees and disbursements of Buyer’s independent advisors incurred in connection with the Closing Statement shall be borne by Buyer.

(v) Notwithstanding the foregoing, any matters in a Dispute Notice related to the Defect Adjustment shall be resolved in accordance with the Title Defect and Environmental Defect procedures set forth in Exhibit A.

(f) Not later than ten (10) days after the Final Closing Statement is issued, (i) if the total of the Adjustments set forth on the Final Closing Statement is greater than the total of the Initial Adjustments, Buyer shall pay by wire transfer of immediately available funds to the account or accounts specified by Seller such difference, together with interest at an annual rate equal to the prime rate published in the Wall Street Journal on such date plus two percent (2%) calculated from, but not including, the date thirty (30) days following the Closing Date until, and including, the date on which paid or (ii) if the total of the Adjustments set forth on the Final Closing Statement is less than the total of the Initial Adjustments, Seller shall pay by wire transfer in immediately available funds, to the account or accounts specified by Buyer such difference, together with interest at an annual rate equal to the prime rate published in the Wall Street Journal on such date plus two percent (2%) calculated from, but not including, the date thirty (30) days following the Closing Date until, and including, the date on which paid.

2.4 Defect Escrow. In the event that at the Closing there remains unresolved Title Defect or Environmental Defect and Seller elects to cure any such Title Defect or Environmental Defect after Closing pursuant to Section 3 of Exhibit A (“Post-Closing Curable Defect”), on the Closing Date Buyer shall deposit a portion of the Initial Purchase Price equal to the sum of such Title Defect Amounts and the Environmental Defect Amounts, as the case may be, attributable to such Post-Closing Curable Defects in immediately available funds (together with any interest accrued thereon, the “Post-Closing Defect Escrow Amount”) with the Escrow Agent to be held pursuant to the Escrow Agreement and this Agreement. If Seller and Buyer mutually agree in good faith that a Post-Closing Curable Defect has been cured at any time during the Cure Period, then within ten (10) days after such determination, the Post-Closing Defect Escrow Amount withheld with respect thereto shall be released to Seller in accordance with the terms of the Escrow Agreement. If, at the end of the Cure Period, Buyer and Seller agree that Seller has been unable to cure one or more of the Post-Closing Curable Defects, Buyer shall be entitled to the Post-Closing Defect Escrow Amount withheld with respect to such uncured Post-Closing Curable Defects, if any, which amount shall be deemed to be a reduction to the Final Purchase Price. If, at the end of the Cure Period, Seller and Buyer are unable to agree (a) whether Seller has cured a Post-Closing Curable Defect or (b) to the Title Defect Amount or Environmental Defect Amount attributable to a Post-Closing Curable Defect, then the applicable amount of funds in dispute, and accrued interest thereof, shall remain with the Escrow Agent pursuant to the Escrow Agreement until such disagreement shall be resolved as provided in Section 8 of Exhibit A. The Parties agree to deliver joint instructions to the Escrow Agent regarding the delivery of the Post-Closing Defect Escrow Amount, or portions thereof, to the Party entitled to receive such amount pursuant to this Section 2.4.

2.5 Closing.

(a) Subject to Section 9.1(b), the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the later of (i) December 20, 2012 or (ii) the second (2nd) Business Day following the satisfaction of the last unsatisfied condition precedent set forth in Article VI, at the offices of Fulbright & Jaworski, L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, or at such other time, date or place as the Parties may mutually agree (hereinafter referred to as the “Closing Date”).

(b) At the Closing, Seller shall deliver the following to Buyer:

(i) An assignment of all record and beneficial ownership of the Member Interests;

(ii) the Books and Records of the Company;

(iii) a secretary’s certificate of Seller certifying as to, and attaching true and correct copies of, (1) the certificate of formation of the Company, certified as of a recent date by the Michigan Department of Labor and Economic Growth, (2) the limited liability company agreement of the Company, (3) a certificate of good standing of the Company from the Michigan Department of Labor and Economic Growth dated not more than five (5) days before the Closing Date, and (4) resolutions of Seller, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby as in full force and effect on the Closing Date;

(iv) the resignation letters of all managers and officers of the Company appointed prior to the Closing Date;

(v) the certificates contemplated by Section 6.2(a) and 6.2(b);

(vi) all material consents to the transactions contemplated by Section 6.1(b);

(vii) A certificate of non-foreign status in the form set forth in Treasury Regulation Sections 1.1445-2(b)(2)(iv)(B) executed by Seller or the appropriate (non-disregarded) owner of Seller; and

(viii) all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement, including without limitation the Transition Services Agreement, and such other documents as Buyer may reasonably request.

(c) At the Closing, Buyer shall deliver to Seller (or such other designated third party):

(i) a payment equal to (A) the Initial Purchase Price, plus or minus, as the case may be, (B) the amount of the Initial Adjustments (excluding any amount of the Defect Adjustment that is included in the Post-Closing Defect Escrow Amount), as shown on the Closing Estimate, minus (C) the Post-Closing Defect Escrow Amount, if any by wire transfer of immediately available funds to an account designated by Seller to Buyer;

(ii) payment of the Post-Closing Defect Escrow Amount, if any, to the Escrow Agent pursuant to and in accordance with the Escrow Agreement;

(iii) an amount equal to the amount of cash collateral comprising any portion of Seller’s Security as of the Closing Date, by wire transfer of immediately available funds to an account designated by Seller to Buyer;

(iv) a secretary’s certificate of Buyer certifying as to, and attaching a true and correct copy of resolutions of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby as in full force and effect on the Closing Date;

(v) the certificates contemplated by Sections 6.3(a) and 6.3(b); and

(vi) all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement, including without limitation the Transition Services Agreement, and such other documents as Seller may reasonably request.

2.6 Allocation of Final Purchase Price. (a) The Parties agree that for U.S. federal Income Tax, Buyer’s purchase of the Membership Interests shall be treated by Buyer and Seller as a purchase and sale of the Company’s assets subject to its liabilities, (b) Buyer and Seller shall cooperate to determine, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, the sales prices of the assets deemed sold and purchased hereunder. No later than Closing, Buyer and Seller shall agree on a preliminary determination of the sales prices, which shall be based on the Initial Purchase Price and the Company’s liabilities that the Parties expect will be included in the amount realized for United States federal Income Tax purposes on the deemed sale of the Company’s assets. Buyer shall propose (subject to Seller’s review and comment) the preliminary determination to Seller no later than five (5) Business Days before the Closing Date, and once agreed upon, the preliminary determination shall be attached to this Agreement as Schedule 2.6. Thereafter, Buyer shall propose a final determination of the sales prices and shall notify Seller in writing of the prices so determined (“Buyer’s Sales Price Notice”) within 10 days after the final Closing Statement. Buyer’s Sales Price Notice shall differ from Schedule 2.6. only to the extent necessary to reflect any differences in (i) the assets of the Company on the Closing Date and (ii) the total amount realized on the deemed sale of assets, from the assets and total amount realized as shown on Schedule 2.6. Seller shall be deemed to have accepted such proposed final determination unless, within 30 days after the date of Buyer’s Sales Price Notice, Seller notifies Buyer in writing of (A) each proposed deemed sales price with which Seller disagrees and (B) for each such price, the amount that Seller proposes as the deemed sales price. If Seller provides such notice to Buyer, the Parties shall proceed in good faith to determine mutually the sales prices in dispute. If Buyer and Seller are unable to agree upon the sales prices of the assets within 30 days after Buyer’s receipt of such notice from Seller, then any sales prices still in dispute shall be referred to the Referral Firm. Seller and Buyer shall equally share all fees and any other charges of the Referral Firm. The Referral Firm shall be instructed to deliver to Seller and Buyer a written determination of the sales prices in dispute within twenty (20) days after the Parties’ submission of the disputed items to the Referral Firm. Such determination shall be conclusive and binding on the Parties. Notwithstanding the foregoing, the Parties shall mutually adjust the sales prices as determined hereunder (whether or not any matter has been referred to the Referral Firm) to the extent necessary to reflect any adjustment to the Final Purchase Price, as determined for United States federal Income Tax purposes. Neither Buyer nor Seller shall take, nor shall either permit any of their Affiliates (including, without limitation, the Company) to take, any position for Income Tax purposes that is inconsistent with the sales prices as finally determined hereunder.

2.7 Effective Date. For all purposes of this Agreement, (the “Effective Date”) shall be 12:01 a.m. Central Time on October 1, 2012.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the representations and warranties in this Article III are true, correct and complete as of the date hereof and the Closing Date, except and to the extent disclosed in the Schedules to this Agreement delivered by Seller (the “Schedules”). Seller will be deemed to have made adequate disclosure with respect to any Section or subsection of any matters that are described in the Schedules if the applicability of such disclosure is reasonably apparent, and whether or not a Schedule is referred to in a specific Section or subsection. Inclusion of any item in the Schedules does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality.

3.1 Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company is duly organized, validly existing and in good standing under the laws of the State of Michigan. Seller has full power and authority to conduct its business as it is now being conducted and to own the Membership Interests. The Company has full power and authority to conduct the Business as it is now being conducted and to own the Company Assets (or to lease those assets leased by it). Seller is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of the Membership Interests, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company is duly qualified to do business as a limited liability company and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of the Company Assets, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2 Capitalization of the Company.

(a) The Membership Interests constitute one hundred percent (100%) of the issued and outstanding membership interests of the Company. The Membership Interests have been duly authorized, validly issued, and fully paid. Seller owns the Membership Interests free and clear of all liens. At the Closing, Seller shall transfer to Buyer record and beneficial ownership of the Membership Interests, free and clear of all liens, except those created by Buyer.

(b) There are no authorized or outstanding (i) securities convertible into or exchangeable for membership interests of the Company, (ii) options, warrants, or other rights to purchase or subscribe for membership interests of the Company, (iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any membership interests of the Company or any such convertible or exchangeable securities or any such options, warrants, or rights, pursuant to which Seller or its property is subject or bound, or (iv) interests of any Person that would dilute Seller’s ownership interest in the Company, in each case that have been issued, agreed to or authorized by Seller or the Company.

(c) The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of the Membership Interests or to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. Except for this Agreement, there is no voting trust or agreement, members agreement, pledge agreement, buy-sell agreement, agreement with any employee of the Company, right of first refusal, preemptive right, or proxy relating to any equity securities or securities convertible member interests of the Company, in each case that have been issued, agreed to or authorized by Seller or the Company.

3.3 Subsidiaries. The Company does not own, directly or indirectly, any equity or other securities of any corporation, partnership, limited liability company, joint venture, association or other entity, except as set forth on Schedule 3.3.

3.4 Due Authorization. The execution, delivery and performance of this Agreement have been authorized by all necessary action on the part of Seller, and no further actions on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, the Escrow Agreement and all of the other documents or instruments required to be executed and delivered by Seller at Closing have been, or at Closing will be, duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Buyer) are valid and binding obligations of Seller, enforceable against Seller in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

3.5 No Violation or Conflict. Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which Seller is a party does not and will not conflict with, violate or breach (a) the certificate of formation or limited liability company agreement of Seller or the Company, (b) any material agreement to which Seller is a party or by which it is bound, (c) any Material Agreements, or (d) any Laws, judgment, order or decree binding on Seller or the Company, except as to each of clauses (b), (c) or (d) for such conflicts, violations or breaches as would not have a Material Adverse Effect.

3.6 Contracts. Schedule 3.6 is a complete list of all Material Agreements. “Material Agreement” means any and all contracts, agreements, guaranties, licenses or other agreements (whether written or oral) to which the Company is a party or is bound and that (i) are material to the Business and (ii) will be in effect after the Closing Date, other than the Oil and Gas Leases and the Oil and Gas Contracts but including, without limitation (a) any partnership, joint venture or other similar contract involving a sharing of profits, losses, costs or liabilities, other than the formation documents of Company, or any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of shares, sale of interests, sale of assets or otherwise) of the Company, (b) any contract that limits the freedom of the Company to compete in any line of business, geographic area or with any Person, (c) any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual performance extended by the Seller or the Company other than in the ordinary course of business and which could reasonably be expected to result in a liability to the Company of more than $500,000, (d) any contract that would prevent the consummation of the transactions contemplated by this Agreement, compliance by the Seller with the terms, conditions and provisions hereof or the continued operation of the Business after the Closing Date on substantially the same basis as historically operated, or (e) any contract that would require a payment exceeding $500,000 to be made by the Company, either before or after Closing, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Prior to the date hereof, Seller has provided Buyer with access to true and correct copies of all Material Agreements listed on Schedule 3.6. Except as set forth on Schedule 3.6, as to each Material Agreement, (i) it is valid, binding, and enforceable against the Company, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law, and considerations of public policy; (ii) the Company has performed its obligations required to be performed to date thereunder, except for such non-material nonperformance as would not reasonably be expected to result in any penalty, material default, or claim arising under such Material Agreement (iii) to the Knowledge of Seller, there has not occurred any termination event or any material default or event that with the lapse of time or the giving of notice could constitute a default by any other party thereunder, and (iv) no notice of termination or non-renewal of, no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder exists or has been delivered to Seller or the Company, except to the extent such matter has been fully resolved in accordance with such Material Agreement without any ongoing liability of the Company thereto.

3.7 Compliance with Law. Except as set forth on Schedule 3.7:

(a) To the Knowledge of Seller, all material filings and notices relating to the Oil and Gas Leases, or the ownership or operation thereof, required to be made by the Company with all applicable state and federal agencies have been made by or on behalf of the Company. The Company is not in violation of any Law, except for such violations as are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(b) The Company holds all of the Permits necessary for the operation of Seller’s business as currently conducted, other than Permits for which the failure to hold is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of Seller, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of the Permits that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of Seller, threatened (i) with respect to any alleged failure to have all Permits required in connection with the operation of the Company’s business as currently conducted, or (ii) with respect to any valid requirement to plug or abandon any Well in which the Company owns an interest or that is located on any of the Oil and Gas Leases that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

3.8 Litigation. Except as set forth on Schedules 3.8, 3.9 or 3.10, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or to the Knowledge of Seller, threatened or contemplated, that, if adversely determined, would have a Material Adverse Effect.

3.9 Taxes. Except as set forth in Schedule 3.9:

(a) All Tax Returns required to be filed by or on behalf of the Company or with respect to the Company Assets have been timely filed except where the failure to file would not have a Material Adverse Effect, and all Taxes shown on such Tax Returns to be due and owing of the Company have been paid except for Taxes being contested in good faith by appropriate proceedings and set forth on Schedule 3.9. The Company and the Company’s subsidiaries have complied in all material respects with all Laws relating to withholding of Taxes and have duly and timely withheld in connection with amounts paid or owing to any Person and remitted such amounts to the appropriate Governmental Authority. No statute of limitations in respect of Taxes with respect to the Company or the Company Assets has been waived, and no extension of time with respect to a Tax assessment or deficiency relating to the Company or the Company Assets has been agreed. No written claim has been made by Tax Authority in a jurisdiction where Tax Returns with respect to the Company are not filed that the Company is or may be subject to taxation by that jurisdiction and to the Knowledge of Seller, no such claim has been threatened.

(b) There are no suits, actions, claims, investigations, inquiries or proceedings pending or threatened in writing against the Company in respect of Taxes. No Tax Returns with respect to the Company or the Company Assets have been audited by any Tax authority or are in the process of being audited, and no Person has received written notice indicating an intent to open such an audit or other review or a written request for information related to Tax matters with respect to the Company or the Company Assets. There is no Tax deficiency outstanding, proposed or assessed against the Company or any other Person with respect to its assets except for Taxes being contested in good faith by appropriate proceedings.

(c) From October 27, 2007, the Company has been a disregarded entity for federal Tax purposes.

(d) There are no liens for Taxes on the Company Assets, except for Taxes not yet due, or Taxes being contested in good faith by appropriate proceedings. Schedule 3.9 sets forth a list of joint operating agreements to which the Company is a party and for which there has not been made a valid election out of Subchapter K of the Code. To the Knowledge of Seller, none of the Company Assets is subject to any tax partnership as defined in Section 761 of the Code.

3.10 Environmental Matters.

(a) Seller and the Company have made available to Buyer all material environmental investigations or audits and all third party environmental reports in possession of Seller or the Company addressing the Oil and Gas Properties and the operations of the Company, a list of which is set forth on Schedule 3.10(a).

(b) Except as set forth in Schedule 3.10(b),

(i) the Company is conducting its operations in compliance in all material respects with all applicable Environmental Laws; and

(ii) there are no pending or, to the Knowledge of Seller, threatened, enforcement, clean-up, removal, remediation, mitigation or other claims or proceedings against the Company under any Environmental Law (including any claim resulting from off-site disposal).

(c) Except as set forth in Schedule 3.10(c), the Company has all material environmental Permits for the ownership and operation of the Company Assets, as currently conducted, no proceeding is pending to revoke any such environmental Permit and the Company is in material compliance with such environmental Permits.

(d) SECTION 3.10 CONSTITUTES SELLER’S SOLE REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ENVIRONMENTAL MATTERS.

3.11 Fees and Commissions. No Person is entitled to a fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates other than J.P. Morgan Securities LLC (all fees and expenses of which are Seller’s obligation).

3.12 Absence of Undisclosed Liabilities; Absence of Changes. The Company does not have any indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent (“Liabilities”), of any nature, except Liabilities that (a) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (b) were incurred in the ordinary course of business since the respective dates of the Company Financial Statements, (c) have been or shall be discharged or paid in full prior to the Closing Date, (d) are not required to be reflected on a balance sheet in accordance with GAAP, or (e) would not individually or in the aggregate, have a Material Adverse Effect.

3.13 Financial Statements. Schedule 3.13 sets forth the unaudited balance sheet and statements of earnings as of and for the year-ended December 31, 2011 and for the nine (9) months ended September 30, 2012 (the “Preliminary Financial Statements”) prepared in accordance with the Company’s internal accounting and reporting policies applied consistently throughout the periods covered, except that such balance sheet and statements of earnings for the period ended September 30, 2012 are subject to normal recurring year-end adjustments. Seller will deliver within five (5) Business Days of signing this Agreement copies of the unaudited balance sheet and statements of earnings and cash flows as of and for the year-ended December 31, 2011 and for the nine (9) months ended September 30, 2012 (the “GAAP Financial Statements” and, together with the Preliminary Financial Statements, the “Company Financial Statements”) prepared in accordance with GAAP applied consistently throughout the periods covered, except that (i) the GAAP Financial Statements will be made without footnotes and prior comparative period results, and (ii) the GAAP Financial Statements for the period ended September 30, 2012 are subject to normal recurring year-end adjustments. The Company Financial Statements are true and correct in all material respects, derived from the books and records (including the general ledgers) of the Company and accurately reflect such books and records (including the general ledgers) in all material respects, and fairly present the financial position of the Company at the dates thereof and the results of the operations and cash flows of the Company for the periods indicated. To the Knowledge of Seller, the net liabilities reflected on the GAAP Financial Statements will not be materially increased from those disclosed in the Preliminary Financial Statements.

3.14 Employees and Employee Benefit Plans. The Company has no, and has never had any, employees, and the Company does not and has never maintained, sponsored, contributed to, or had any liability with respect to an Employee Benefit Plan. Neither the Company nor any entity which together with the Company is treated as a single employer under Section 414(t) of the Code has ever maintained, sponsored, contributed to or had any liability with respect to any Employee Benefit Plan that is subject to Title IV of ERISA (including a “multiemployer plan” within the meaning of Section 3(37) of ERISA).

3.15 Seller’s Security. Schedule 3.15 contains a true and complete listing of the cash collateral, letters of credit, guaranties, and surety bonds posted, issued or entered into by Seller or any of its Affiliates (other than the Company) (“Seller’s Security”) securing the Company’s performance under Material Agreements and other obligations of the Company.

3.16 Insurance. The Company, through insurance policies and programs maintained by Seller and its Affiliates, has insurance policies in full force and effect through the Closing Date for such amounts as are sufficient for all requirements of Law and all Material Agreements and Oil and Gas Leases and to the Knowledge of Seller, the Company has not been advised in writing of any defense to coverage in connection with any claim to coverage asserted under or in connection with any of such insurance policies that is outstanding.

3.17 Oil and Gas Contracts.

(a) Schedule 3.17(a) sets forth a list of all of the Oil and Gas Contracts as of the date of this Agreement. Each lease and each agreement and other contract of a type described below by which the Company is bound or subject or that are related to the Oil and Gas Properties are referred to herein as the “Oil and Gas Contracts”:

(i) Hydrocarbon purchase or sale agreements, gas transportation agreements, residue gas sales agreements, gas gathering agreements, gas transportation agreements;

(ii) partnership or joint venture agreements;

(iii) agreements pursuant to which the Company has granted any Person, or any Person has granted to Company, a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property;

(iv) farmin or farmout agreements;

(v) joint operating, participation or other similar agreements;

(vi) exploration agreements;

(vii) area of mutual interest agreements;

(viii) pooling, communitization, unitization, or acreage contribution agreements;

(ix) rights of way, surface use, saltwater disposal well and other material agreements relating to the Company’s oil and gas operations entered into in the ordinary course of business;

(x) gas balancing agreements;

(xi) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information relating to the Oil and Gas Leases held by the Company; and

(xii) any written amendment, supplement, modification or waiver in respect of any of the foregoing Oil and Gas Contracts.

(b) Except as set forth on Schedule 3.17(b), each Oil and Gas Contract is in full force and effect and is a legal, valid and binding obligation of the Company thereto or bound thereby and, to the Knowledge of Seller, is enforceable against the other parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and considerations of public policy.

(c) Except as set forth on Schedule 3.17(c), the Company has performed its obligations required to be performed to date thereunder, except for such non-material nonperformance as would not reasonably be expected to result in any penalty, material default, or claim arising under such Oil and Gas Contract.

(d) Except as set forth on Schedule 3.17(d), to the Knowledge of Seller, there has not occurred any termination event or any material default or event that with the lapse of time or the giving of notice could constitute a default by any other party under an Oil and Gas Contract.

(e) Except as set forth on Schedule 3.17(e), no notice of termination or non-renewal of, no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder exists or has been delivered to Seller or the Company, except to the extent such matter has been fully resolved in accordance with such Oil and Gas Contract without any ongoing liability of the Company with respect thereto.

(f) Except as set forth on Schedule 3.17(f), there are no Hedges in place.

3.18 Oil and Gas Properties.

(a) Except as set forth on Schedule 3.18(a):

(i) the Company has not received written, or, to the Knowledge of Seller, oral notice or claim from any Governmental Authority or third party, which remains unresolved as of the date of this Agreement, that any of the Wells are being overproduced and there are no well bore imbalances such that any Well is subject or liable to being shut-in or to any overproduction penalty;

(ii) the Company has not received written, or to the Knowledge of Seller, oral notice or claim that there has been any change proposed in the production allowables for any Wells;

(iii) except as set forth on Schedule 3.18(a)(iii), the Company has not incurred, made or entered into any commitments to incur, capital expenditures, individually or in the aggregate, in excess of $500,000, other than capital expenditures that were paid in full prior to October 1, 2012 with no further obligations or liabilities on the part of the Company thereafter;

(iv) since September 30, 2012, except as set forth on Schedule 3.18(a)(iv), the Company has not abandoned, or is in the process of abandoning, any Wells (or removed, nor is in the process of removing, any material items of equipment, except those replaced by items of substantially equivalent suitability and value) on the Oil and Gas Properties;

(v) except as set forth on Schedule 3.18(a)(v), there are no outstanding proposals (whether made by the Company or any other party) to drill additional Wells, or to deepen, plug back, or rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any Wells, on the Oil and Gas Properties which, if authorized, would require the expenditure, individually or in the aggregate, of more than $500,000 net to the applicable Company’s Working Interest;

(vi) Schedule 3.18(vi) sets forth, by owner, the amount of money held in suspense by Company out of the collected proceeds from the sale of Hydrocarbons; and

(vii) except as set forth on Schedule 3.18(a)(vii), there are no written, or to the Knowledge of Seller, oral claims outstanding by owners of royalty, overriding royalty, compensatory royalty or other payments due from or in respect of production from the Oil and Gas Properties that such payments have not been properly and correctly paid or provided for in all material respects.

(b) Schedule 3.18(b) sets forth all imbalances as of October 1, 2012 with respect to the Oil and Gas Properties. Except as set forth on Schedule 3.18(b), the Company has not received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of the Company’s share of the Hydrocarbons produced from the Oil and Gas Properties, as a result of which the obligation exists to deliver hydrocarbons produced from the Oil and Gas Properties after the Closing Date without then or thereafter receiving payment therefor.

(c) Except as set forth on Schedule 3.17(a) or Schedule 3.18(c), there exist no agreements or arrangements for the sale of production from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than agreements or arrangements which are cancelable on sixty (60) days’ notice or less without penalty or detriment.

(d) Except as set forth on Schedule 3.18(d), all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Properties) relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Company, except such expenses as are disputed in good faith by the Company and for which an adequate accounting reserve has been established by the Company.

(e) Condition of Oil and Gas Fixtures, Facilities and Equipment.

(i) Except as set forth on Schedule 3.18(e), the Company has title to all of the Oil and Gas Fixtures, Facilities and Equipment, free and clear of any encumbrance other than Permitted Encumbrances. Since December 31, 2011, the Oil and Gas Fixtures, Facilities and Equipment have been maintained in accordance with standard industry practice and have operated in a manner consistent with prior operations.

(ii) Except as provided in Section 3.18(e)(i) and Section 3.10, the Oil and Gas Fixtures, Facilities and Equipment are being sold by Seller and will be accepted by Buyer on an “AS IS, WHERE IS” BASIS, “WITH ALL FAULTS” AND WITHOUT RECOURSE, COVENANTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, OR STATUTORY, AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES RELATING TO THE OIL AND GAS FIXTURES, FACILITIES AND EQUIPMENT, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND OR NATURE WHATSOEVER.

(f) Schedule 3.18(f)(i) contains a complete and correct list of the Wells as of the date hereof, and a complete and correct list of the Oil and Gas Leases, with the Company’s Working Interest and Net Revenue Interest therein. To the Knowledge of Seller, there are no Wells located on the Oil and Gas Leases:

(i) as to which the Company has received an order from any Governmental Authority requiring that such Well be plugged and abandoned; or

(ii) that formerly produced but that are currently shut-in or temporarily abandoned except as set forth on Schedule 3.18(f)(ii); or

(iii) that, to the Knowledge of Seller, have been plugged and abandoned but have not been plugged or abandoned in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties.

3.19 Affiliate Transactions. Except as set forth on Schedule 3.19, and except for certain services provided by employees of Seller or one or more of its Affiliates, neither Seller nor any Affiliate of Seller provides or causes to be provided to the Company any products, services, equipment, facilities or similar items that are or may reasonably be expected to be material to the Business.

3.20 Preferential Rights. To the Knowledge of Seller, there are no third parties with any preferential rights to purchase any of the Company Assets or any interest in any Company Assets that are triggered by the transactions contemplated in this Agreement.

3.21 Consents. To the Knowledge of Seller, there are no consents required in connection with the consummation of the transactions contemplated by this Agreement.

3.22 Schedules. To the Knowledge of Seller, as of the date of this Agreement, there is no material fact, matter, or event that should have been included on Schedules 3.1 through 3.21 that has not been set forth in such Schedules.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the representations and warranties in this Article IV are true, correct and complete as of the date hereof and as of the Closing Date:

4.1 Organization. Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of Texas. Buyer Parent is a limited partnership, duly formed, validly existing and in good standing under the laws of Delaware. Each of Buyer and Buyer Parent is duly qualified as a foreign entity in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer or Buyer Parent or prevent, materially delay or affect consummation of the transactions contemplated hereby.

4.2 Due Authorization. The execution, delivery and performance of this Agreement have been authorized by all necessary action on the part of Buyer and Buyer Parent, and no further actions on the part of Buyer or Buyer Parent are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, the Escrow Agreement and all of the other documents or instruments required to be executed and delivered by Buyer or Buyer Parent, to the extent a party thereto, at Closing have been, or at Closing will be, duly executed and delivered by Buyer or Buyer Parent, as applicable, and (assuming the due authorization, execution and delivery hereof and thereof by Seller) are to the extent a party thereto valid and binding obligations of Buyer or Buyer Parent, as applicable, enforceable against Buyer in accordance with their terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

4.3 No Violation or Conflict. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which Buyer or Buyer Parent is a party does not and will not conflict with, violate or breach (a) the certificate of formation or limited liability company agreement of Buyer or Buyer Parent, (b) any material agreement to which Buyer or Buyer Parent is a party or by which it is bound or (c) any Laws, judgment, order or decree binding on Buyer, except as to each of clauses (b) or (c) for such conflicts, violations or breaches as would not have a Material Adverse Effect on Buyer or Buyer Parent or prevent, materially delay or affect the consummation of the transactions contemplated hereby.

4.4 No Reliance. Except for the representations and warranties made by Seller in this Agreement and the certificates in Sections 6.2(a) and 6.2(b), Buyer is relying on its own investigation of the Company and the Business in making its decision to execute this Agreement. Buyer has conducted its own independent investigation, review, and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company, which investigation, review, and analysis was conducted by or on behalf of Buyer. Buyer acknowledges that, unless Buyer, in good faith, notifies Seller, in writing, on or before the end of the Examination Period that Seller has breached its obligation under the first sentence of Section 5.2, Buyer shall be deemed to have represented, as of such end of the Examination Period, that, to the Knowledge of Buyer, it and its representatives have been provided access to the personnel, properties, premises and records of the Company in accordance with Section 5.2. In entering into this Agreement, Buyer acknowledges that it has relied solely upon such investigation, review, and analysis and not on any factual representations of Seller or the Company or their respective representatives, other than the specific representations and warranties of Seller set forth in this Agreement and the certificates referenced in Sections 6.2(a) and 6.2(b).

4.5 Legal Proceedings. There are no actions, suits, or proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer before any court, arbitrator, or governmental or regulatory body or authority that could prevent, delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

4.6 Investment Intent. Buyer is acquiring the Membership Interests for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Membership Interests in violation of the Securities Act, other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Membership Interests in a transaction exempt from the registration requirements of the Securities Act and state securities laws and the rules and regulations promulgated thereunder. Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Membership Interests under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Membership Interests, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable federal or state securities law and the rules and regulations promulgated thereunder. Buyer is an “accredited investor” as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

4.7 Fees and Commissions. No Person is entitled to a fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates other than Citigroup Global Markets Inc. (all fees and expenses of which are Buyer’s obligations).

4.8 Financing. Buyer has cash or credit available, and will have at Closing, cash or credit sufficient to undertake the agreements and satisfy the obligations contemplated by this Agreement.

4.9 No Knowledge of Breach. Neither Buyer nor its Affiliates, representatives, or advisors involved in the transactions contemplated hereby has knowledge of any breach of any representation or warranty of Seller or any other condition or circumstance that would excuse Buyer from the timely performance of its obligations hereunder.

ARTICLE V

COVENANTS

5.1 Conduct of Business.

(a) Except as provided in this Agreement, until the earlier of Closing or the termination of this Agreement in accordance with its terms, Seller will cause the Company to use commercially reasonable efforts to operate and maintain the Business consistent with past practices. Other than capital expenditures for the various projects set forth on Schedule 5.1(a), Seller will not allow the Company to undertake any individual capital expenditures in excess of $50,000 or $1,000,000 in the aggregate, or any contractual commitment in excess of thirty (30) days without the approval of Buyer, except in cases of emergency which could, in the opinion of Seller, result in material damage or injury to Persons, property or any of the Company Assets.

(b) Seller will eliminate, transfer, dispose of or liquidate the Hedges by the Closing Date, but to the extent it does not, Seller will indemnify and hold Buyer harmless for the costs and expenses arising from or related to such Hedges. Except as contemplated by this Agreement, as may be required by law or with the written consent of Buyer, during the period from the date of this Agreement to the Closing, Seller shall not cause or permit the Company to do the following:

(i) sell or dispose of any of its material assets or properties, other than sales and dispositions to the extent such properties are replaced, sales or dispositions of obsolete or surplus assets, and sales and dispositions under Material Agreements or the Oil and Gas Contracts;

(ii) create any encumbrances on any of its assets, other than Permitted Encumbrances other than in the ordinary course of business (which, for the avoidance of doubt, shall include entering into, terminating, modifying, and assuming obligations and exercising rights under any and all physical and financial commodity agreements, Oil and Gas Contracts, Oil and Gas Leases, and other agreements to which the Company is a party in the ordinary course of business);

(iii) amend, terminate, or assign any Material Agreement, Oil and Gas Contract or Oil and Gas Lease other than in the ordinary course of business (which, for the avoidance of doubt, shall include entering into, terminating, modifying, and assuming obligations and exercising rights under any and all physical and financial commodity agreements, Oil and Gas Contracts, Oil and Gas Leases, and other agreements to which the Company is a party in the ordinary course of business);

(iv) incur any indebtedness for borrowed money or otherwise not reflected in the Adjustments set forth in Section 2.3(a) that will not be paid in full prior to Closing;

(v) merge or consolidate with, or acquire any or all of the capital stock or assets of, any other Person;

(vi) assume, guarantee, endorse, or otherwise become responsible for the obligations of any other Person, or make loans or advances to any other Person;

(vii) enter into, amend, or revise (and Seller shall not enter into, amend or revise) any employment agreement or grant (and Seller shall not grant) any material increase in the compensation or benefits of any employee to which the Company is subject or with respect to which the Company has liability that is in excess of $200,000;

(viii) enter into any contract or agreement, or undertake any obligation, that cannot be fully performed prior to the Closing Date other than as set forth on Schedule 5.1(b)(viii) or in the ordinary course of business (which, for the avoidance of doubt, shall include entering into, terminating, modifying, and assuming obligations and exercising rights under any and all physical and financial commodity agreements, Oil and Gas Contracts, Oil and Gas Leases, and other agreements to which the Company is a party in the ordinary course of business);

(ix) materially increase the Company’s value at risk or materially alter the Company’s risk policies;

(x) alter in any material way the manner in which it has regularly and customarily maintained its books of account and records, except as may be required by law;

(xi) issue or sell or enter into any agreements for the issuance or sale of any interest in the Company or any securities or obligations convertible into or exchangeable for, or give any Person any right to acquire, any interest in the Company;

(xii) settle any action, proceeding, or other dispute with respect to the Company or the Business for an amount in excess of $250,000;

(xiii) amend its organizational documents;

(xiv) enter into any new Hedges, other than (i) Hedges that allow Seller to lock in prices between the date of this Agreement and the Closing Date and (ii) as may be necessary or desirable to eliminate, transfer, dispose of or liquidate the Hedges; or

(xv) (A) enter into any contract or agreement that would constitute an Oil and Gas Lease if entered into prior to the date hereof, other than as set forth on Schedule 5.1(b)(xv)(A) (or otherwise agreed between the parties) or (B) amend or modify any Oil and Gas Lease to cover a greater number of Net Mineral Acres except as set forth (and then only up to the maximum number of Net Mineral Acres set forth therefor) on Schedule 5.1(b)(xv)(B); or

(xvi) enter into an agreement to do any of the things described in clauses (i) through (xiv) above.

5.2 Access to Information. At Buyer’s sole cost and expense, Buyer and its authorized agents, officers and representatives shall have reasonable access to the Company and the Business, including the Books and Records, in order to conduct such examinations and investigations of the Business as Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted during the normal business hours of Seller and the Company, (b) shall not unreasonably interfere with the operations and activities of Seller or the Company, (c) shall include contact and consultation with employees of Seller or any of its Affiliates only as approved by Seller and (d) shall otherwise be subject to the prior approval of Seller, which approval will not be unreasonably withheld or delayed.

5.3 Further Assurances; Consents; Waiver of Notices. Each of the Parties shall use commercially reasonable efforts (a) to obtain any and all approvals of Governmental Authorities and third party consents, approvals, notifications and authorizations required in connection with the consummation of the transactions contemplated by this Agreement, (b) to comply with all conditions and covenants applicable or related to it as contemplated by this Agreement, and (c) to take all such other commercially reasonable actions as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby.

5.4 Filings. Promptly after the execution of this Agreement, the Parties shall prepare and make or cause to be made any required filings, submissions and notifications under the Laws of any domestic or foreign jurisdiction to the extent that such filings are necessary to consummate the transactions contemplated hereby (including to obtain the consents and approvals, contemplated by Section 5.3) and shall use commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable Law. Each Party will furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

5.5 Publicity. All general notices, releases, statements and communications to suppliers, distributors and customers of the Company or Buyer and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be agreed upon in advance by Seller and Buyer; provided, however, that any Party or its Affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other Party of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.

5.6 Amendment of Schedules. From time to time until the Closing, Seller shall promptly modify, supplement or amend a Schedule with respect to any matter that (i) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedule, (ii) is necessary to correct any information in the Schedule that is inaccurate or (iii) must be added to the Schedule in order to include information that was inappropriately omitted therefrom. No modification, supplement or amendment to the Schedules pursuant to this Section 5.6 shall have any effect for purposes of determining (i) satisfaction of the conditions set forth in Article VI or (ii) whether a Person is entitled to indemnification under Article VIII but shall for all other purposes (other than determining such entitlement to indemnification) amend and cure any misrepresentation, breach of warranty, breach of covenant and breach of this Agreement. If the Closing occurs, Buyer shall be deemed to have waived any condition in Section 6.2 related to any matters disclosed to Buyer pursuant to any such modification, supplement, or amendment after the date hereof but prior to the Closing. Except to the extent inconsistent with this Section 5.6, references in this Agreement to the Schedules at any time after the date hereof shall be to the Schedule as it may then be modified, supplemented, or amended.

5.7 Accounting Matters.

(a) Following the date of this Agreement, Seller shall, and shall cause its Affiliates to, upon Buyer’s reasonable request, provide Buyer and Buyer’s representatives reasonable access to Seller’s and its applicable Affiliates’ books, records and personnel to the extent necessary for Buyer or Buyer’s Affiliates to prepare audited financial statements covering the Company for the three-year period ended December 31, 2011 and the unaudited financial statements covering the Company for the nine-month periods ended September 30, 2012 and 2011. Seller shall retain all books and records necessary for Buyer or Buyer’s Affiliates to be able to perform such activities for a period of three (3) years from the Closing.

(b) Buyer will cooperate with, and provide such assistance as may be requested by Seller after the Closing Date to assist Seller in completing any accounting reports required to properly reflect the status of the Company through the Closing Date, including the furnishing of accounting information within Seller’s established monthly reporting deadlines and the furnishing of typical supporting documentation for any accounting reports.

5.8 Computer Data. Not later than the Closing Date, Seller shall have procured for the Company sufficient rights to the Company’s customer lists, software, technical information, data, and data processing technology used by the Company in the Business and set forth on Schedule 5.8, such that the Company may continue to use the same or equivalent software following the Closing in the ordinary course of business. The Parties acknowledge and agree that, prior to Closing, Seller will remove all proprietary data and software owned by Seller or its Affiliates (other than the Company) from the Company’s files, software, servers and other hardware; provided that such proprietary data and software does not primarily relate to the Company or the Business.

5.9 Covenant to Satisfy Conditions. Seller and Buyer will cooperate with each other and shall use commercially reasonable efforts to ensure that the conditions set forth herein are satisfied, insofar as such matters are within the control of such Party, including in connection with regulatory filings and applications.

5.10 Intercompany Indebtedness. Prior to the Closing, all Liabilities between Seller or any Affiliate of Seller and the Company that are due will be paid or otherwise settled by Seller, and all allocations of such intercompany expenses will have been or will be applied, in the ordinary course of business. As of the Closing, all intercompany indebtedness, other than trade payables incurred in the ordinary course of business, between Seller or any Affiliate of Seller and the Company, will be paid or otherwise settled in full.

5.11 Transition Services Agreement. For a period of three (3) months following the Closing Date (which period may be extended for one (1) additional month at the election of Buyer solely with respect to accounting and information technology services, in consideration of the payment to Seller of an extension fee of $350,000), Seller will provide assistance and support services to Buyer, as mutually agreed upon by the Parties, but including the services described on Schedule 5.11, which agreement will not be unreasonably withheld, to facilitate a smooth transition of operations in connection with the sale of the Company. The total amount of fees payable by Buyer to Seller in consideration for providing such services for such three (3) month term is $1,050,000, payable at Closing as provided in Section 2.3(a)(vi). These and other terms and conditions of such transition assistance shall be set forth in a transition services agreement between the parties (the “Transition Services Agreement”).

ARTICLE VI

CONDITIONS PRECEDENT TO CONSUMMATION OF

THE CLOSING; CLOSING

6.1 Conditions Precedent to Each Party’s Obligations to Close. The respective obligations of each Party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed;

(b) all consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect; and

(c) the reduction in the Initial Purchase Price on account of the aggregate amount of all agreed-upon Title Defects and Environmental Defects determined as of the Closing Date shall not exceed fifteen percent (15%).

6.2 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Seller contained in Article III shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein), except as individually or in the aggregate would not have a Material Adverse Effect, and Buyer shall have received a certificate to such effect from Seller;

(b) Seller shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by it at or before Closing, and Buyer shall have received a certificate to such effect from Seller; and

(c) Seller shall have delivered, or caused to be delivered, to Buyer at Closing, all closing deliveries described in
Section 2.5(b).

6.3 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein), and Seller shall have received a certificate to such effect from Buyer;

(b) Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing and Seller shall have received a certificate to such effect from Buyer; and

(c) Buyer shall have delivered, or caused to be delivered, to Seller at Closing, the closing deliveries described in
Section 2.5(c).

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Tax Matters.

(a) Buyer shall be responsible, and agrees to hold harmless and indemnify Seller Indemnified Parties, for any and all sales, transfer, recordation, stamp, conveyances, controlling interest transfer or similar Taxes payable by virtue of this transaction, excluding, however, Seller’s Income Taxes. Buyer and Seller shall cooperate to timely prepare and file all Tax Returns for such Taxes.

(b)

(i) The United States federal Income Tax items with respect to the Assets of the Company for periods through the Closing Date shall be included in Seller’s Tax Returns (“Pre-Closing Period”). Seller shall be responsible for and shall indemnify and hold Buyer harmless from any United States federal Income Taxes attributable to the Company of Company Assets (including any amount payable by reason of the consummation of the transactions herein or any Taxes owed by the Company for any period(s) prior to October 27, 2007, or by reason of Treasury Regulation Section 1.1502-6) (or a similar provision of state or local Law) for the Pre-Closing Period, to the extent not paid before Closing, and shall be entitled to any reductions in such Income Taxes or refunds (including interest). If Buyer or Company receives any such refund, Buyer shall promptly pay (or cause the Company to pay) the entire amount of the refund (including interest) to Seller.

(ii) Buyer shall be responsible for and shall indemnify and hold Seller harmless from all United States federal Income Taxes of the Assets of the Company after the Closing Date.

(c)

(i) Seller shall include the Company’s period ending on or before the Closing Date in Seller’s applicable combined Texas franchise or gross margin report. Seller shall indemnify and hold Buyer harmless from any Texas franchise or gross margin Tax of the Company or its Affiliates (including any amount payable by reason of any applicable provision of state Tax Law similar to Treasury Regulation section 1.1502-6)(“Texas Margin Tax”), for the Company’s period(s) ending on or before the Closing, and shall be entitled to any reductions in Texas Margin Taxes or refunds (including interest) for taxable periods ending on or before the Closing Date. If Buyer or the Company receives any such refund, Buyer shall promptly pay (or cause the Company to pay) the entire amount of such refund (including interest) to Seller.

(ii) Buyer shall include the Company’s period(s) beginning after the Closing in Buyer’s applicable combined Texas franchise or gross margin report or file a separate Texas franchise or gross margin report for the Company and shall indemnify and hold Seller harmless from all Texas Margin Taxes of the Company for such periods. Buyer and the Company shall be entitled to all refunds of such Taxes (including interest).

(d)

(i) Buyer agrees to cooperate and to cause the Company to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (i) reporting of United States federal Income Tax items includible in Seller’s Tax Returns under Section 7.1(b)(i) (or) items includible in Seller’s Texas Margin Tax Returns under Section 7.1(c)(i), (ii) contests concerning the United States federal Income Tax or Texas Margin Tax due for any such period and (iii) audits and other proceedings relating to such Taxes for such periods. Within a reasonable time (but not more than ten (10) days) after Buyer or the Company receives official notice of any such contest, audit or other proceeding, Buyer shall notify Seller in writing of such contest, audit or other proceeding. In any case in which an audit, contest or other proceeding which relates only to United States federal Income Taxes or Texas Margin Taxes for which Seller is responsible under Section 7.1(b)(i) or Section 7.1(c)(i) but for which the Company is responsible under applicable law for the defense of such proceeding, Seller shall have the right to control (and, if permitted by law, shall directly conduct) such proceeding at its own expense, whether such proceeding commences before or after the Closing Date, provided that (i) Seller acknowledges in writing its obligations under Section 7.1(b)(i) or Section 7.1(c)(i) as applicable; (ii) to the extent Seller believes that it will not be responsible hereunder for Taxes to which such proceeding relates, it will cede control of such proceeding to Buyer; and (iii) if a proceeding relates in part to Taxes for which Seller is responsible hereunder and in part to Taxes for which Seller believes it is not responsible hereunder, Seller and Buyer shall jointly control such proceeding and shall cooperate, to the extent reasonably possible, to avoid jeopardizing the other Party’s position.

(ii) Unless otherwise required by law, the Buyer and Seller will treat any payment received pursuant to this Article VII as an adjustment to the purchase price for Tax and financial reporting purposes.

(iii) Seller agrees to make available to Buyer and the Company records in the custody of Seller, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing or audit of or other proceeding with respect to United States federal Income Tax Returns and Texas Margin Tax Returns relating to the Company for any taxable period ending after the Closing Date.

(iv) Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause the Company to cooperate) with Seller, to the extent necessary in connection with the filing of any Tax Return relating to Buyer’s acquisition of the Company.

(e) After the Closing, this Article VII shall supersede any and all Tax-sharing or similar agreements to which (i) the Company, on the one hand, and (ii) Seller or any affiliated entity, on the other hand, are parties. Neither the Company, nor Seller or any such affiliated entity shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

(f)

(i) Except as otherwise expressly provided in Section 7.1(a), Section 7.1(b), Section 7.1(c), or Section 7.1(f)(iii), (x) the Buyer and the Company (and not Seller) shall be responsible for preparing all other Tax Returns (including for the avoidance of doubt production and severance Taxes) due after the Closing Date, and any such Tax Returns that include any period before the Closing Date shall (except as otherwise required by law or expressly agreed to in writing by Seller and Buyer) be prepared on a basis consistent with prior Tax Returns relating to the same Tax; and (y) the Seller shall be responsible for preparing and filing all other Tax Returns (including for the avoidance of doubt production and severance Taxes) due after the Effective Date and on or before the Closing Date. Buyer and the Company shall not amend any Tax Return relating to a period ending on or before or including the Closing Date without the prior written consent of Seller, such consent not to be unreasonably withheld.

(ii) If the Company is required to file any Tax Return, other than those Tax Returns to which Section 7.1(a), Section 7.1(b), Section 7.1(c), or Section 7.1(f)(iii), apply, for a taxable period ending after the date of Closing but covering days before and after the Closing Date, Buyer or Seller, as the case may be, shall cause such returns to be filed and shall be responsible for payment of any Tax for such period. However, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the amount by which the Tax attributable to the portion of the period through the Effective Date exceeds or is less than the sum of (i) amount of such Tax paid on or before the Effective Date and (ii) the amount of such Tax taken into account in computing the Initial Working Capital (the “Tax Adjustment”). This Section 7.1(f)(ii) shall not apply to Property Taxes, which shall be subject to Section 7.1(f)(iii). For purposes of this Section 7.1(f)(ii), the Tax attributable to the portion of the period through the Effective Date shall be determined as if the portion of the period through the Effective Date were a separate taxable period (i.e., by closing the books as of the Effective Date); provided, however, that in the case of any Tax that is a fixed amount for the entire taxable period, the Tax attributable to the portion of the period through the Effective Date shall be the product of such fixed amount and a fraction, the numerator of which is the number of days during the portion of the period through the Effective Date and the denominator of which is the number of days in the entire taxable period. Buyer shall compute the amount of the Tax Adjustment attributable to the portion of the period through the Effective Date, and shall notify Seller of such amount in writing no later than twenty (20) days after the filing of any Tax Return Buyer or Seller, as the case may be, is to cause to be filed under this Section 7.1.(f)(ii). Within twenty (20) days after such notification date, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the Tax Adjustment, unless within twenty (20) days after such notification date, Seller notifies Buyer in writing that Seller disagrees with the computation of any such amount. In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller’s payment to Buyer, or Buyer’s payment to Seller, shall be due the later of (i)the time specified in the immediately preceding sentence or (ii) ten (10) days after Seller and Buyer agree to the amount payable. Seller shall be entitled to any refunds (including interest) of Taxes under Section 7.1(f)(ii) attributable to any period (or portion thereof) ending on or before the Effective Date except to the extent such refunds were included in the computation of the Tax Adjustments.

(iii) Ad valorem, on real and personal property Taxes (“Property Taxes”) attributable to the year of the Closing will be pro-rated as of the Effective Date with the Seller being liable for such Taxes attributable to the days in the Property Tax year through and including the Effective Date and the Buyer being liable for such Taxes attributable to days in the Property Tax year after the Effective Date. Such proration will be reflected in the calculation of the Initial Working Capital. Buyer shall promptly reimburse Seller for any Property Taxes paid by the Seller or the Company for any period (or portion thereof) beginning after the Effective Date. Proration of Property Taxes shall be made on the basis of the most recent Property Tax valuation and assessments of the assets owned by the Company. If such valuation pertains to a Property Tax period other than that in which the Closing occurs, within sixty (60) days of the issuance of the Tax bill covering the actual Property Tax period, Seller shall pay to Buyer or Buyer shall pay to Seller, as appropriate, the amount by which the prorated Property Tax exceeds or is less than the amount thereof taken into account in calculating the Initial Working Capital.

7.2 Seller’s Security. Buyer shall have in place as of the Closing sufficient surety bonds, cash collateral, letters of credit and guaranties, as applicable, to replace Seller’s Security. Buyer shall release or cause Seller’s Security to be released in full and unconditionally as of the Closing Date.

7.3 Non-Solicitation. Buyer agrees not to solicit or hire any employee of Seller or Seller Affiliate for a period of one (1) year from the Closing Date, except for employees of Seller or Seller’s Affiliate who are headquartered at locations within the State of Texas. The foregoing exception notwithstanding, to assure that Seller will maintain the benefits of certain of its employees until the expiration of the Cure Period and as necessary to provide any transition services that Seller may agree to provide to Buyer after the Closing Date, Buyer agrees (i) until the expiration of the Cure Period, except as otherwise approved by Seller in writing, to not solicit or hire any employee of Seller or Seller Affiliate that Seller, in its sole discretion, determines it requires to perform work necessary to cure any Title Defect or Environmental Defect (“Cure Employees”), (ii) to not hire any employee of Seller or Seller Affiliate that is performing any transition service to Buyer (“Transition Service Employees”), unless Buyer has notified Seller in writing that it will no longer require the specific transition service, or portion thereof, being provided by such employee, (iii) until after the Closing Date, to not hire any employee of Seller or Seller Affiliate who are headquartered at locations within the State of Texas (other than Cure Employees and Transition Service Employees) and (iv) if Closing does not occur, not solicit or hire any employee of Seller or Seller Affiliate, regardless of their location, for a period of one (1) year after termination of this Agreement. During the period between the date of this Agreement and the Closing Date, Buyer may enter into discussions with the employees referenced in Section 7.3 (i), (ii) and (iii) above regarding potential employment, provided that a representative of Seller is present during those discussions. After Closing Date and prior to the expiration of applicable non-solicitation period, Buyer may enter into discussions with the employees referenced in Section 7.3 (ii) and (iii) above regarding potential employment. Solicitation for employment does not include general advertising for employment opportunities.” After the applicable non-solicitation period, Buyer may, at its sole discretion, decide to employ some or all of the individuals previously employed by Seller; however, Seller will not be involved in any way with Buyer’s evaluation or selection of candidates should Buyer decide to accept applications from any employees of Seller or Seller’s Affiliate.

7.4 Trademarks, Trade-Names, Signage. The trademarks and trade-names of Seller or any of its Affiliates, including but not limited to the word “DTE” (collectively, “Seller Marks”) appear on some of the properties and assets of the Company, including on signs at the offices of the Company, and on supplies, materials, stationary, brochures, advertising materials, manuals and similar consumable items of the Company. Buyer acknowledges and agrees that it does not have and, upon consummation of the transactions contemplated by this Agreement, will not have, any right, title, interest, license, or other right to use the Seller Marks. Buyer will (a) remove, within forty-five (45) days of Closing, the Seller Marks from, or cover or conceal the Seller Marks on, the properties and assets of the Company; (b) promptly ensure that all Oil and Gas Lease and Well identification signs relating to the Oil and Gas Leases and Wells are updated to reflect Buyer as the operator of the Wells and Oil and Gas Leases, (c) file amendments to the Company’s organizational documents, as amended, to change the name of the Company to remove the Seller Marks in accordance with this Section 7.4, and (d) submit notifications of change of name with respect to any permits or licenses of the Company to the extent that they use any Seller Marks.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Limitation on and Survival of Representations and Warranties.

(a) Buyer and Seller acknowledge and agree that no representations or warranties have been made by Buyer or Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof.

(b) Subject to Section 8.1(a), all representations and warranties contained in this Agreement, or in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing for a period of one (1) year beginning on the Closing Date, except for (i) representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3 and 3.4 and representations and warranties of Buyer contained in Sections 4.1 and 4.2 (collectively, “Fundamental Representations”), which shall survive the Closing without expiration, and (ii) representations and warranties contained in Section 3.9 which shall survive until sixty (60) days following the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions). Such representations and warranties shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other Party in breach or against whom indemnification is sought within such applicable survival period. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

8.2 Indemnification by Seller.

(a) Subject to the limitations set forth in Sections 8.1 and 8.5, Seller shall indemnify and hold Buyer and its employees, officers, directors and Affiliates (each a “Buyer Indemnified Party”) harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses, including, but not limited to, reasonable attorneys’ fees, but excluding as described in Section 11.10, any consequential, incidental, punitive damages, lost profits or speculative damages except to the extent arising pursuant to a third party claim therefor (collectively, “Losses”) imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:

(i) any breach of a representation or warranty made by Seller in Article III, except with respect to Taxes, a breach of a representation or warranty made under Section 3.9 shall be limited to all Taxes other than Taxes specified in (iii) below; or

(ii) the breach of, or default in the performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(iii) Any United States Income Taxes, Texas Margin Taxes and other Taxes provided in Section 7.1(f) for which Seller is liable pursuant to Section 7.1.

Buyer covenants that it shall not solicit or encourage third parties to commence any proceedings or make any claims for which a Buyer Indemnified Party would be entitled to indemnification under this Section 8.2(a) and shall not disclose any information with the intent of soliciting or encouraging third parties to commence such proceedings or make such claims.

(b) Within thirty (30) days after receipt by a Buyer Indemnified Party of notice of the commencement of an Action or other event giving rise to a buyer claim with respect to which a Buyer Indemnified Party may be entitled to indemnification under this Section 8.2 (a “Buyer Claim”), the Buyer Indemnified Party receiving such notice shall notify (the “Buyer Claim Notice”) Seller in writing of the commencement of such Action or the assertion of such Buyer Claim; provided, however, that failure to give such notice shall not relieve Seller of its obligations hereunder (i) unless the Buyer Indemnified Party fails to deliver a proper Buyer Claim Notice prior to the date specified in Section 8.1(b), or (ii) unless and only to the extent that Seller is materially prejudiced thereby. Seller shall have the option, and shall notify Buyer Indemnified Party in writing within ten (10) Business Days after the date of a Buyer Claim Notice of their election, either: (A) to participate (at the expense of Seller) in the defense of such Action or Buyer Claim (in which case the defense of such Action or Buyer Claim shall be controlled by Buyer Indemnified Party) or (B) to take charge of and control the defense of such Action or Buyer Claim (at the expense of Seller). If Seller elects to control the defense, it will not compromise or settle the Action or Buyer Claim if (x) the amount to be paid in settlement, when aggregated with other Buyer Claims, exceeds the Maximum Indemnity Amount, as defined below, or (y) the settlement does not include a provision releasing Buyer Indemnified Party from all liabilities with respect thereto. If Seller fails to notify Buyer Indemnified Party of its election within the applicable response period, then Seller shall be deemed to have elected not to control the defense of such Action or Buyer Claim. If Seller elects to control the defense of any Action or Buyer Claim, Buyer Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Action or Buyer Claim, but the fees and expenses of such counsel shall be at the expense of Buyer Indemnified Party unless: (1) the named parties in such Action or Buyer Claim (including any impleaded parties) include both Buyer Indemnified Party and Seller and Buyer Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Seller, or (2) Buyer Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Buyer Claims, the Maximum Indemnity Amount (in which case, Seller shall not have the right to control the defense of such Action or Buyer Claim on behalf of Buyer Indemnified Party, it being understood, however, that Seller shall not, in connection with such Action or Buyer Claim, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred).

(c) If Seller does not control the defense of any Action or Buyer Claim, then Buyer Indemnified Party may settle such Action or Buyer Claim with the prior written consent of Seller (not to be unreasonably withheld).

8.3 Indemnification by Buyer.

(a) Subject to the limitations set forth in Sections 8.1, 8.5 and 11.10, Buyer shall indemnify and hold harmless Seller its Affiliates (other than the Company), each of their respective past, present and future directors, officers, employees, consultants and agents, each of the Company’s past and present (and, through the Closing, future) directors, officers, employees, consultants and agents), and each of the directors, officers, heirs, executors, successors and assigns of any of the foregoing (each a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party as a result of or in connection with any of the following:

(i) any breach of a representation or warranty made by Buyer in Article IV; or

(ii) the breach of or default in the performance by Buyer or Buyer Parent of any covenant, agreement or obligation to be performed by Buyer or Buyer Parent pursuant to this Agreement.

(b) Within thirty (30) days after receipt by a Seller Indemnified Party of notice of the commencement of an Action or other event giving rise to a seller claim with respect to which a Seller Indemnified Party may be entitled to indemnification (a “Seller Claim”), the Seller Indemnified Party receiving such notice shall notify (the “Seller Claim Notice”) Buyer in writing of the commencement of such Action or the assertion of such Seller Claim; provided, however, that failure to give such notice shall not relieve Buyer of its obligations hereunder (i) unless the Seller Indemnified Party fails to deliver a proper Seller Claim Notice prior to the date specified in Section 8.1(b) or (ii) unless and only to the extent that Buyer is materially prejudiced thereby. Buyer shall have the option, and shall notify each indemnified Party in writing within 10 Business Days after the date of a Seller Claim Notice of its election, either: (A) to participate (at its own expense) in the defense of the Action or Seller Claim (in which case the defense of such Action or Seller Claim shall be controlled by Seller Indemnified Party) or (B) to take charge of and control defense of such Action or Seller Claim (at its own expense). If Buyer fails to notify Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action or Seller Claim. If Buyer elects to control the defense of any Action or Seller Claim, each Seller Indemnified Party shall have the right to employ separate counsel and participate in the defense of any such Action or Seller Claim, but the fees and expenses of such counsel shall be at the expense of Seller Indemnified Party unless: (1) the named parties in such Action or Seller Claim (including any impleaded parties) include both Seller Indemnified Party and Buyer and Seller Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Buyer, or (2) Seller has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated with other Seller Claims, the Maximum Indemnity Amount (in which case, Buyer shall not have the right to assume the defense of such Action or Seller Claim on behalf of Seller Indemnified Party, it being understood, however, that Buyer shall not, in connection with such Action or Seller Claim be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred).

(c) If Buyer does not control the defense of any Action or Seller Claim, then Seller Indemnified Party may settle such Action or Seller Claim with the prior written consent of Buyer (not to be unreasonably withheld).

8.4 Consent to Settlement; Cooperation. Either Buyer or Seller, as the case may be (each an “Indemnifying Party”), in the defense of any claim or litigation, shall not, except with the consent of the Buyer Indemnified Party or Seller Indemnified Party as the case may be (which consent shall not be unreasonably withheld, delayed or conditioned), consent to entry of any judgment or enter into any settlement which (a) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Buyer Indemnified Party or Seller Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation or (b) with respect to a claim settled by Seller as Indemnifying Party, contains any term that would restrict the operations or activities of the Company or any Buyer Indemnified Party. A Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall furnish such information regarding itself or the claim in question as the Indemnifying Party, may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

8.5 Limitation of Liability.

(a) Notwithstanding the foregoing, (i) Seller shall not be obligated to indemnify Buyer Indemnified Parties, and Buyer shall not be obligated to indemnify Seller Indemnified Parties pursuant to this Article VIII unless and until the amount of all Losses incurred by Buyer, or by Seller, as the case may be, exceeds three percent (3%) of the Initial Purchase Price in the aggregate (the “Basket”), in which event the Party seeking indemnity may recover Losses incurred in excess of the Basket from the first dollar above the Basket, and (ii) Seller’s maximum liability for Losses under Section 8.2 and Buyer’s maximum liability for Losses under Section 8.3 shall be, in each case, twenty percent (20%) of the Initial Purchase Price (the “Maximum Indemnity Amount”). Notwithstanding the foregoing, (w) Buyer’s obligation pursuant to Seller’s Security in Section 7.2, (x) each Party’s obligation pursuant to Sections 8.2(a)(i) and 8.3(a)(i), respectively, with respect to breach of any Fundamental Representation, (y) Seller’s (i) obligation pursuant to Section 8.2(a)(iii) and (ii) the covenant set forth in Section 5.10, and (z) each Party’s obligations pursuant to Section 11.2, (collectively, “(w)-(z)”), shall not be subject to the Basket or the Maximum Indemnity Amount.

(b) Notwithstanding the foregoing, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article VIII with respect to any inaccuracy or breach of any representation and warranty or covenant by Seller or of the Company that is contained herein if, at or before the time of Closing, Buyer, Buyer Parent or any of their representatives, attorneys, accountants or agents had actual knowledge of the misrepresentation or breach of warranty or covenant or any of the facts underlying such breach.

(c) Notwithstanding the foregoing, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article VIII to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves or liabilities with respect to such matters that are reflected in the Closing Statement and taken into account in the calculation of the Final Purchase Price.

(d) The amount of any recovery by any Buyer Indemnified Party pursuant to this Article VIII shall be reduced by the amount of insurance proceeds paid to any Buyer Indemnified Parties under any applicable insurance policy and the amount of indemnification and other payments paid to any Buyer Indemnified Parties under any applicable indemnification agreements or similar rights as a result of the facts that entitled any Buyer Indemnified Parties to recover from Buyer. Each Buyer Indemnified Party shall make all claims under applicable insurance policies (other than self-insurance policies), indemnification agreements and similar rights and to seek recovery under all applicable insurance policies, indemnification agreements and similar rights for all Losses to the extent such Losses are covered by any insurance policy, indemnification agreement or similar right; provided, that such Buyer Indemnified Party’s right to indemnification hereunder shall not be affected by such obligation.

(e) The amount of any recovery by any Buyer Indemnified Party pursuant to this Article VIII shall be reduced by the amount of any net refund of Taxes paid or reduction in the amount of Taxes that the Buyer Indemnified Parties are reasonably expected to realize as a result of the incurrence or payment of any such Losses.

(f) The amount of any recovery by any Buyer Indemnified Party pursuant to this Article VIII shall be reduced by the amount of any net refund of Taxes paid or reduction in the amount of Taxes that the Buyer Indemnified Parties actually realize as a result of the incurrence or payment of any such Losses.

8.6 Exclusive Remedy. Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief (including specific performance) and except in the case of fraud or willful misconduct, if the Closing occurs, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy of the Parties with respect to any matters arising under or relating to this Agreement, any Closing document executed and delivered pursuant to the provisions hereof and the transactions contemplated by this Agreement, and the only legal action that may be asserted by any Party with respect to any matter that is the subject of this Article VIII shall be a contract action to enforce, or to recover Losses for the breach of, this Article VIII. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any Party, except in the case of fraud or willful misconduct.

8.7 Title Defects and Environmental Defects. Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s title to any of the Company Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for (i) any defect of title, including any Title Defect, with respect to any of the Assets and (ii) Environmental Defects, in each case, shall be pursuant to the procedures set forth in Exhibit A, except as expressly provided herein to the contrary, such remedy shall cease and be deemed to be finally and conclusively satisfied, in all respects upon the Closing.

8.8 Disclaimer of Other Warranties.

(a) The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied, or statutory. EXCEPT AS SET FORTH IN THIS AGREEMENT, NO EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND IS MADE BY SELLER OR THE COMPANY, INCLUDING BUT NOT LIMITED TO WARRANTIES OR REPRESENTATIONS RELATING TO:

(i) THE COMPANY;

(ii) TITLE OF THE COMPANY IN AND TO THE OIL AND GAS PROPERTIES AND OIL AND GAS FIXTURES, FACILITIES, AND EQUIPMENT;

(iii) THE CONDITION OF THE OIL AND GAS PROPERTIES AND OIL AND GAS FIXTURES, FACILITIES, AND EQUIPMENT;

(iv) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE COMPANY’S ASSETS OR THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER;

(v) AVAILABILITY OF PIPELINE OR PROCESSING INFRASTRUCTURE OR CAPACITY;

(vi) THE ENVIRONMENTAL CONDITION OF THE COMPANY ASSETS;

(vii) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND

(viii) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, INCLUDING BUT NOT LIMITED TO:

(1) ANY IMPLIED OR EXPRESS WARRANTY OF DESIGN, QUALITY PROSPECTS, ABSENCE OF DEFECTS OR DAMAGE;

(2) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;

(3) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES;

(4) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY;

(5) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; AND

(6) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER (INDIRECTLY PURSUANT TO THE PURCHASE OF THE MEMBERSHIP INTEREST) ACCEPTS ALL OF THE COMPANY’S PROPERTIES, REAL OR PERSONAL “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY AS TO:

(i) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES;

(ii) RESERVE PROJECTIONS, PRICES, OR ANY WORKING INTEREST OR NET REVENUE INTEREST FIGURES CONTAINED IN ANY RESERVE REPORT RELATING TO THE OIL AND GAS PROPERTIES;

(iii) PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION;

(iv) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE OIL AND GAS PROPERTIES OR ANY VALUE THEREOF; OR

(v) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE OIL AND GAS PROPERTIES.

(c) Buyer is aware that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the premises. Some equipment and sites included in the Properties may contain asbestos, Hazardous Substances, or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other materials or Hazardous Substances; and NORM containing material and other materials or Hazardous Substances may have been buried, come in contact with the soil or water, or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of materials, asbestos, Hazardous Substances, and NORM from the Properties. Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities and will conduct these activities in accordance with all applicable Laws and regulations, including applicable Environmental Laws.

(d) Buyer understands that operation of the Oil and Gas Properties is subject to requirements of the Governmental Authorities having jurisdiction. It will be the obligation of Buyer to ensure that, as of the Closing, or as soon thereafter as reasonably practicable, Buyer will meet the qualifications of the Governmental Authorities having jurisdiction, in order to become record operator of the Oil and Gas Leases (to the extent it is required to do so).

(e) BUYER ACKNOWLEDGES THAT SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY STATEMENT OR INFORMATION CONTAINED IN ANY STUDIES OR REPORTS PREPARED BY ANY THIRD PARTY AND PROVIDED TO BUYER PURSUANT TO ANY PROVISIONS OF THIS AGREEMENT OR OTHERWISE, OR ANY OMISSION WITH RESPECT TO ANY SUCH STUDIES OR REPORTS.

(f) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated by written agreement, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of Buyer and Seller;

(b) by Buyer or Seller, if the Closing shall not have occurred on or before December 31, 2012, except that Buyer and Seller shall have the right, in their mutual discretion, to extend this time period in this Section 9.1(b); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a Party whose failure to perform any of its obligations required to be performed under this Agreement prior to Closing resulted in the failure of the Closing to be consummated by such date;

(c) by Buyer or Seller, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(d) by Buyer or Seller, if the aggregate amount of the agreed-upon Title Defects and Environmental Defects exceeds fifteen percent (15%) of the Initial Purchase Price;

(e) by Buyer, by written notice to Seller, if Seller breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) cannot be cured or, if curable, is not or are not cured within thirty (30) days after written notice from Buyer; or

(f) by Seller, by written notice to Buyer, if Buyer breaches or fails to perform its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform (i) would, individually or in the aggregate, give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) cannot be cured or, if curable, is not or are not cured within thirty (30) days after written notice from Seller.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of either Party to the other; provided, however, the obligations contained in this Section 9.2 and Section 11.2 shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any Party from liability for any willful failure to perform or observe in any material respect any of its agreements or covenants contained herein or willful breach of any representations or warranties, that are to be performed or observed at or prior to the Closing. In the event this Agreement terminates under Section 9.1 and any Party has willfully failed to perform or observe in any material respect any of its agreements or covenants contained herein or willfully breached any of its representations or warranties, which are to be performed or observed at or prior to the Closing, then the other Party, subject to Section 11.10, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which the other Party may be entitled.

9.3 Amendment. This Agreement may not be amended except by a written instrument signed by both Parties.

9.4 Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE X

GUARANTY

10.1 Guaranty. Buyer Parent hereby unconditionally and irrevocably guarantees all obligations of Buyer now or hereafter existing under this Agreement, and any and all expenses (including counsel fees and expenses) incurred by Seller in enforcing any rights under the Guaranty. The undertakings of Buyer Parent contained in this Article X are referred to as the “Guaranty,” and the obligations of Buyer now or hereafter existing under this Agreement are hereinafter referred to as the “Obligations.”

10.2 Guaranty Absolute. Buyer Parent guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Seller with respect thereto. The liability of Buyer Parent under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of Buyer or Buyer Parent.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer or Buyer Parent or otherwise.

10.3 Waivers.

(a) Buyer Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty.

(b) Buyer Parent hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Buyer that arise from the existence, payment, performance or enforcement of Buyer Parent’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against the Buyer, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Buyer Parent in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the termination date, such amount shall be held in trust for the benefit of Seller and shall forthwith be paid to Seller to be credited and applied to the Obligations and all other amounts payable under this Guaranty, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Buyer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 10.3(b) is knowingly made in contemplation of such benefits.

10.4 Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon Buyer Parent and its respective successors and assigns, and (c) inure to the benefit of and be enforceable by Seller and its respective successors, transferees and assigns.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

11.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

11.3 Governing Law and Venue. This Agreement shall be construed and interpreted according to the laws of the State of Texas without regard to the conflicts of law rules thereof. Each Party irrevocably agrees that any suit, action, or proceeding arising out of or relating to this Agreement shall be exclusively instituted in any federal or state court located in Dallas County, Texas, and unconditionally accepts and irrevocably submits to the jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken.

11.4 Assignment. This Agreement and each Party’s respective rights hereunder may not be assigned at any time without the prior written consent of the other Party.

11.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when receipt is confirmed if via facsimile or other electronic transmission, in all cases addressed to the Person for whom it is intended at the address set forth below or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 11.5:

If to Seller:	MCN Energy Enterprises, LLC One Energy Plaza, 23rd Floor WCB Detroit, Michigan 48226 Attention: Mark Stiers Facsimile: (313) 235-0145

With a copy to:	MCN Energy Enterprises, LLC One Energy Plaza, WCB 688 Detroit, Michigan 48226 Attention: General Counsel Facsimile: (313) 235-8500

With a copy to:	MCN Energy Enterprises, LLC 301 Commerce Street, Suite 1800 Fort Worth, TX 76102 Attention: Steven Prelipp Facsimile: (817) 302-4642

If to Buyer or Buyer Parent:	c/o Atlas Resource Partners, L.P. Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA 15275 Attention: General Counsel Fax: 330-896-8518

With a copy to:	Jones Day 717 Texas Suite 3300 Houston, TX 77002 Attention: Jeff Schlegel Phone: 832-239-3939 Email: jaschlegel@jonesday.com

11.6 Counterparts. This Agreement may be executed in several counterparts, including by portable document format (pdf.), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.

11.7 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.8 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.9 No Third-Party Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and Seller and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of Seller and Buyer contained in this Agreement.

11.10 Limitation on Damages. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature pages follow]

The Parties have caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

MCN ENERGY ENTERPRISES, LLC

By:	/s/ Gerardo Norcia
Name:	Gerardo Norcia
Title:	President

Signature Page to Membership Interest Purchase Agreement

The Parties have caused this Agreement to be duly executed to be effective as of the day and year first above written.

BUYER:

ATLAS BARNETT, LLC

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	Senior Vice President

BUYER PARENT:

ATLAS RESOURCE PARTNERS, L.P.

By: ATLAS RESOURCE PARTNERS GP, LLC, its general partner

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	President and COO

Signature Page to Membership Interest Purchase Agreement

EXHIBIT A

PROCEDURE FOR CLAIMING

TITLE DEFECTS AND ENVIRONMENTAL DEFECTS AND ADJUSTING THE BASE

PURCHASE PRICE

1. Examination Period and Access to Information

(a) From the date of this Agreement until noon Central Time on December 17, 2012 (the “Examination Period”), Seller will afford to Buyer and its representatives reasonable access during normal business hours to the offices, personnel and books and records of Seller and/or the Company in order for Buyer to conduct a title examination and environmental examination as it may in its sole discretion choose to conduct with respect to (i) the Properties, in order to determine whether Environmental Defects exist and (ii) the Oil and Gas Leases and Wells set forth on Schedule 3.18(f)(i) in order to determine whether Title Defects exist.

(b) Buyer and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records, in each case insofar as the same may now be in existence and in the possession of Seller or the Company, provided, however, that Seller and the Company may withhold access to (a) all legally privileged documents and (b) information that Seller or the Company is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided further that Seller will use, and will cause the Company to use, its reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s review of the title to the Oil and Gas Leases or Wells and environmental condition of the Properties will be borne solely by Buyer. Buyer will not contact any of the customers or suppliers of the Company or its Working Interest co-owners, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller, which consent will not be unreasonably withheld. Buyer will indemnify and hold harmless Seller and the Company and their respective officers, directors, agents, representatives, employees, successors, and assigns against any damages arising from or in connection with Buyer’s due diligence examination of title to the Oil and Gas Properties or the environmental condition of the Properties.

2. Notice of Asserted Title Defects and Environmental Defects. If Buyer discovers any Title Defect affecting any of the Oil and Gas Leases or Wells or Environmental Defect affecting any of the Properties, Buyer may notify Seller of such alleged Title Defect or Environmental Defect prior to the expiration of the Examination Period, provided, that such allegation is made in good faith. To be effective, such notice (“Title Defect Notice” or “Environmental Defect Notice,” respectively) must

(a)	be in writing;

(b)	be received by Seller prior to the expiration of the Examination Period;

(c)	describe the Title Defect or Environmental Defect in reasonable detail including the basis therefore (including any alleged variance in the Net Revenue Interest or Working Interest of any alleged Title Defect) and any supporting documents;

(d)	identify the specific Title Defect Property or Environmental Defect Property (as defined below) to which such Title Defect or Environmental Defect relates; and

(e)	include the value of such Title Defect Amount or Environmental Defect Amount as determined by Buyer in good faith and in accordance with Section 6 of this Exhibit A.

Notwithstanding anything to the contrary herein, at the end of the Examination Period, any matters that may otherwise constitute a Title Defect or Environmental Defect, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, will be deemed to have been waived by Buyer for all purposes.

3. Cure. Upon the receipt of an effective Title Defect Notice or Environmental Defect Notice from Buyer, Seller will have the option, but not the obligation, to attempt to cure such Title Defect or Environmental Defect during the Cure Period (as hereinafter defined) at Seller’s sole cost and expense.

4. A property affected by such Title Defect or Environmental Defect will be referred to as “Title Defect Property” or “Environmental Defect Property,” respectively.

5. Title Defect.

(a) As used in this Exhibit A, “Title Defect” means, for each Oil and Gas Property, any condition other than a Permitted Encumbrance, that now or in the future causes the Company not to have Defensible Title, as defined below.

(b) “Defensible Title,” means, as of the date of this Agreement and the Closing Date, other than Permitted Encumbrances, with respect to the Oil and Gas Properties, such record title and ownership by the Company that:

(i)	entitles the Company to receive and retain from such Oil and Gas Property, without reduction, suspension or termination, not less than the percentage set forth on Schedule 3.18(f)(i) as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Oil and Gas Property;

(ii)	obligates the Company to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Oil and Gas Property that is not more than the Working Interest set forth for such Oil and Gas Property on Schedule 3.18(f)(i) (unless such increase is accompanied by a proportionate increase in the Net Revenue Interest applicable to such Oil and Gas Property); and

(iii)	is free and clear of all encumbrances except Permitted Encumbrances

6. Title Defect Amount; Environmental Defect Amount. “Title Defect Amount” or “Environmental Defect Amount” means, with respect to a Title Defect Property or Environmental Defect Property, as applicable, the reduction, in the Allocated Value (as set forth on Exhibit A-1, of a property as a result of the existence of one or more Title Defects or Environmental Defects, respectively, which amount will be determined as follows:

(a)	The Title Defect Amount with respect to a Title Defect Property will be determined by taking into consideration the Allocated Value of the Title Defect Property affected by such Title Defect (or if the Title Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Oil and Gas Property associated therewith), the portion of the Title Defect Property subject to such Title Defect, and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that:

(i)	if such Title Defect is in the nature of the Net Revenue Interest in an Oil and Gas Property being less than the Net Revenue Interest set forth on Schedule 3.18(f)(i) with respect thereto and the corresponding Working Interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Oil and Gas Property multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(ii)	if such Title Defect is in the nature of an encumbrance, then the Title Defect Amount will be the amount required to fully discharge such encumbrance; and

(iii)	if the Title Defect results from any matter not described in Paragraph (i) or Paragraph (ii) above, the Title Defect Amount will be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of the Title Defect Property). A Title Defect Amount may not exceed the Allocated Value of the Title Defect Property.

(b)

The Environmental Defect Amount with respect to an Environmental Defect Property will be determined by taking into consideration the Allocated Value of the Environmental Defect Property affected by such Environmental Defect (or if the Environmental Defect Property does not have a specific Allocated Value, then the Allocated Value thereof will be derived from the Allocated Value of the Oil and Gas Property associated therewith), the portion of the Environmental Defect Property subject to such Environmental Defect, and the decrease in value of such Environmental Defect Property resulting from such Environmental Defect, the amount of the civil penalty or fine assessed (or likely to be assessed) for such violation where the Environmental Defect is a violation of Environmental Law, or the cost to cure or otherwise remediate the Environmental Defect on such Environmental Defect Property, as applicable; provided the Environmental Defect Amount may not exceed the Allocated Value of the Environmental Defect Property.

7. Procedures for Title Defects and Environmental Defects.

(a)	If Seller and Buyer agree that a Title Defect or Environmental Defect exists and if prior to the Closing Date, Seller or the Company has been unable to cure such Title Defect or Environmental Defect (and there is no dispute as to whether or not it has been cured), and Buyer and Seller agree that Seller will not be able to cure such Title Defect or Environmental Defect within ninety (90) days after the Closing Date (the “Cure Period”), then the Initial Purchase Price will be reduced by the Title Defect Amount or Environmental Defect Amount, with respect to such Title Defect Property or Environmental Defect Property (taking into account the results of any curative efforts made by or on behalf of Seller with respect to such Title Defect Property or Environmental Defect Property).

(b)	If Seller and Buyer are unable to reach an agreement at any time as to (i) whether a Title Defect or Environmental Defect exists, or if it does exist whether it has been cured, or (ii) the amount of the Title Defect Amount or Environmental Defect Amount attributable to such Title Defect or Environmental Defect, then dispute resolution procedures pursuant to Section 8 may be initiated by Seller or Buyer promptly following the inability to reach an agreement. In such event, however and subject to Section 2.4 of the Agreement, then the Title Defect Property or Environmental Defect Property that is the subject of such dispute will not cause any reduction of the Initial Purchase Price.

(c)	Buyer will act in good faith and reasonably cooperate with Seller after the Closing to assist Seller in its cure of any Title Defects or Environmental Defects that have not been cured or resolved pursuant to Section 7(a). All reasonable third party costs incurred by Buyer in providing such assistance to Seller will be borne by Seller.

8. Arbitration.

(a)

If any Party hereto elects to submit any Title Defect or Environmental Defect dispute to arbitration as specifically provided in this Section 8, then such Party will notify the other Party in writing (“Arbitration Demand”).

Within 15 days following such notice, Seller and Buyer agree to jointly select an arbitrator. For disputes regarding Title Defects or Title Defect Amounts, the arbitrator will be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions. This Person will be the sole arbitrator (the “Title Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts. For disputes regarding Environmental Defects or Environmental Defect Amounts, the arbitrator will be an experienced environmental attorney, familiar by training and experience with U.S. environmental legal and business matters in the oil and gas industry. This Person will be the sole arbitrator (the “Environmental Defect Arbitrator”) to hear and decide all existing disputes regarding asserted Environmental Defects and Environmental Defect Amounts. If Seller and Buyer are unable to agree on the Title Defect Arbitrator or Environmental Defect Arbitrator within the 15 day period, any Party hereto must apply exclusively to a Texas court for the selection of an Arbitrator or Environmental Defect Arbitrator, respectively with the qualifications set forth in this paragraph or other interim relief necessary to protect the value of the Oil and Gas Properties and/or the Properties, as the case may be.

(b)	Any arbitration hearing, if one is desired by the Title Defect Arbitrator or Environmental Defect Arbitrator, must be held in Dallas, Texas unless the Parties agree in writing to another location that is acceptable to both Parties and the Title Defect Arbitrator or Environmental Defect Arbitrator. The Parties agree that the laws of the State of Texas (exclusive of conflict of laws principles) shall govern the arbitration and the dispute regarding Title Defects or Environmental Defects. To the extent not otherwise provided in this Section 8, the arbitration will be conducted in accordance with the Texas Rules of Civil Procedure. Seller may elect to conduct the proceeding by written submissions from Seller and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller as the Title Defect Arbitrator or Environmental Defect Arbitrator may desire. The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. The decision of the Title Defect Arbitrator or Environmental Defect Arbitrator with respect to such remaining disputed matters will be reduced to a writing that states the arbitrator’s reasons for the decision and shall be binding on the Parties. Judgment upon the award(s) rendered by the Title Defect Arbitrator or Environmental Defect Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. Seller and Buyer, respectively, will bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator will be shared equally by the Parties.

(c)	The arbitration will commence as soon as possible after the Title Defect Arbitrator or Environmental Defect Arbitrator is selected in accordance with the provisions of this Section 8. In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount or Environmental Defect Amount, the Title Defect Arbitrator or Environmental Defect Arbitrator, as applicable, may consider such matters as, in the opinion of the Title Defect Arbitrator or Environmental Defect Arbitrator, are necessary or helpful to make a proper valuation; however, the Title Defect Arbitrator or Environmental Defect Arbitrator will be bound by those factors set forth in Section 6(a) and Section 6(c), respectively. Furthermore, the Title Defect Arbitrator or Environmental Defect Arbitrator may consult with and engage disinterested third parties to advise the Title Defect Arbitrator or Environmental Defect Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Defect Arbitrator or Environmental Defect Arbitrator. The sole remedy in any arbitration award will be resolution of alleged Title Defects and Title Defect Amounts or Environmental Defects and Environmental Defect Amounts which will then be applied as provided in Section 9 and neither the Title Defect Arbitrator nor the Environmental Defect Arbitrator will award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(d)	Any replacement Title Defect Arbitrator or Environmental Defect Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(e)	As to any determination of amounts owing under the terms of this Section 8, no lawsuit based on such claimed amounts owing will be instituted by either Buyer or Seller, other than to compel arbitration proceedings or enforce the award of the Title Defect Arbitrator or Environmental Defect Arbitrator.

(f)	All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

9. Limitations of Title Defect Amounts and Environmental Defect Amounts. Notwithstanding anything to the contrary herein, (i) there will be no reduction of the Initial Purchase Price and no amount owing by Seller with respect to a Title Defect or an Environmental Defect unless the Title Defect Amount or Environmental Defect Amount, as the case may be, exceeds $25,000; (ii) there will be no reduction of the Initial Purchase Price and no amount owing by Seller unless and until the Title Defect Amounts and Environmental Defect Amounts exceed 1% of the Initial Purchase Price in the aggregate (the “Defect Basket”), in which event the Seller will be liable for all Title Defect Amounts and Environmental Defect Amounts in excess of the Defect Basket from the first dollar above the Defect Basket, and (iii) the maximum liability of Seller for all Title Defect Amounts and Environmental Defect Amounts, in the aggregate, including all amounts owing before, on or after the Closing, will be fifteen percent (15%) of the Initial Purchase Price. Buyer’s sole and exclusive remedy for the reduction in value of the Company’s title to an Oil and Gas Property resulting from the existence of a Title Defect or Environmental Defect will be as provided in this Exhibit A; provided however, that, pursuant to Section 9.1(d) of the Agreement, Buyer or Seller may terminate this Agreement if the aggregate of the agreed-upon Title Defect Amounts and Environmental Defect Amounts exceeds fifteen percent (15%) of the Initial Purchase Price.

10. [Reserved]

11. Replacement Leases. Seller may, with the prior written consent of Buyer (such consent to be given in the sole discretion of Buyer), acquire, at its sole cost and expense, any one or more oil, gas and/or mineral leases (each such lease being a “Replacement Lease”) and such Replacement Lease shall be deemed to cure any one or more Title Defects agreed by Seller and Buyer on a Net Mineral Acre by Net Mineral Acre basis and such Replacement Lease shall be deemed to be a part of the Oil and Gas Leases for purposes of this Agreement.

EXHIBIT A-1

ALLOCATED VALUES

Exhibit A-1 to the Purchase Agreement